UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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PDF SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

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Notice of 2024 Annual Meeting
of Stockholders and Proxy Statement

PDF Solutions, Inc.

Tuesday, June 18, 2024

10:00 a.m. PDT

PDF Solutions, Inc.

2024 Notice of Annual Meeting of Stockholders

Meeting Date and Time	Meeting Location	Record Date
Tuesday, June 18, 2024 10:00 a.m. PDT	PDF Solutions, Inc. Corporate Headquarters 2858 De La Cruz Boulevard, Santa Clara, California 95050	You are entitled to vote only if you were a stockholder as of the close of business on April 19, 2024 (the “Record Date”).

The 2024 Annual Meeting of Stockholder (the “Annual Meeting”) of PDF Solutions, Inc. (the “Company,” or “PDF Solutions,” or “we,” or “us”) will be held on Tuesday, June 18, 2024, at 10:00 a.m. PDT at the Company’s corporate headquarters, located at 2858 De La Cruz Boulevard, Santa Clara, California 95050.

The items of business at the Annual Meeting are:

Proposal	Board Recommendation	Additional Detail
1. The election of three Class II members of the Board of Directors to hold office until the first annual meeting of stockholders that is held after December 31, 2026, or until such director’s respective successor is duly elected and qualified.	FOR each of the nominees	2
2. The ratification of the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	FOR	24
3. The approval of an amendment to our amended and restated certificate of incorporation to include an officer exculpation provision.	FOR	26
4. The approval of our Ninth Amended and Restated 2011 Stock Incentive Plan.	FOR	27
5. The approval of our First Amended and Restated 2021 Employee Stock Purchase Plan	FOR	43
6. The approval, by a non-binding advisory vote, of the compensation of our named executive officers disclosed in this Proxy Statement.	FOR	52

Stockholder may also consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page i

2024 Notice of Annual Meeting of Stockholders

Other Important Information

You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee, or nominee (i.e. in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or similar evidence of ownership.

Your Vote is Very Important

Whether or not you expect to attend the Annual Meeting in person, please vote your shares as soon as possible. You may vote over the Internet, in person at the annual meeting, by using the toll-free telephone number on your proxy card or voting instruction materials (if you are in Canada, Puerto Rico, or the United States), or by mailing a proxy card or voting instruction card.

On or about May 9, 2024, we will mail our stockholders as of the Record Date, a Notice of Internet Availability of Proxy Materials.

Please review the instructions on the Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction materials regarding your voting options.

Our proxy statement, proxy card and annual report to stockholders for the year ended December 31, 2023, are available at https://www.pdf.com/proxy-materials.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

PETER COHN

Secretary

Santa Clara, California

April [•], 2024

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page ii

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page iii

Proxy Statement

For the 2024 Annual Meeting of Stockholders

PDF SOLUTIONS, INC.

2858 De La Cruz Boulevard

Santa Clara, California 95050

To Be Held on June 18, 2024, at 10:00 a.m. PDT

Proposals to be Voted on at the Annual Meeting

You are being asked to vote on the following:

(1)	To elect three Class II members of the Board of Directors to hold office until the first annual meeting of stockholders that is held after December 31, 2026, or until such director’s respective successor is duly elected and qualified.
(2)	To ratify the appointment of BPM LLP as our independent registered public accounting firm for the year ending December 31, 2024.
(3)	To approve an amendment to our amended and restated certificate of incorporation to include an officer exculpation provision.
(4)	To approve our Ninth Amended and Restated 2011 Stock Incentive Plan.
(5)	To approve our First Amended and Restated 2021 Employee Stock Purchase Plan.
(6)	To approve, by a non-binding advisory vote, the compensation of our named executive officers disclosed in this Proxy Statement.
(7)	To take action on any other business as may properly come before the 2024 Annual Meeting or any adjournments or postponements thereof.

The Board recommends a vote FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, 5, and 6.

Important Notice of Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on June 18, 2024:

Our proxy materials, including our Proxy Statement, 2023 Annual Report, and proxy card, are available on the Internet and may be viewed and printed, free of charge, at https://www.pdf.com/proxy-materials.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 1

Proposal No. 1:Election of Class II Directors

The Board of Directors, upon recommendation from the NCG Committee of the Board, has nominated three candidates for election/re-election to the Board this year as Class II directors: Chi-Foon Chan, Kimon W. Michaels, and Shuo Zhang. Detailed information about each nominee, and each of our continuing directors, is provided below.

Name	Class	Election Year	Age	Position(s)	Director Since
Nominees:
Chi-Foon Chan, Ph.D.	II	2024	74	Director	2023
Kimon W. Michaels, Ph.D.	II	2024	58	Director, Vice President, Products and Solutions	1995
Shuo Zhang	II	2024	59	Director	2019

Continuing Directors:
Nancy Erba	III	2025	57	Director	2019
Michael B. Gustafson	III	2025	57	Director	2018
John K. Kibarian, Ph.D.	III	2025	60	Director, President and CEO	1992
Joseph R. Bronson	I	2026	75	Lead Independent Director	2014
Ye Jane Li	I	2026	56	Director	2021

Recommendation of the Board

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE CLASS II DIRECTOR NOMINEES INDICATED ABOVE.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 2

Proposal 1: Election of Directors

Director Classes

Our amended and restated bylaws (our “Bylaws”) provide that the number of directors shall be established by the Board or the stockholders of the Company. Our amended and restated certificate of incorporation provides that the directors shall be divided into three classes, with each class serving for staggered, three-year terms and one class being elected at each year’s annual meeting of stockholders. The Board has set the number of Directors at eight, currently consisting of two Class I directors, three Class II directors and three Class III directors.

The Class II directors elected at the 2024 annual meeting of stockholders (the “Annual Meeting”) will hold office until the first annual meeting that is held after the year ending December 31, 2026, or until each such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation, or removal. The terms of the Class III and Class I directors will expire at the annual meeting of stockholders following the years ending December 31, 2024, and December 31, 2025, respectively. If any director nominee is unable to serve or for good cause will not serve, the Board may reduce the size of the Board, designate a substitute, or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate.

It is not expected that the nominee listed below will be unable or will decline to serve as a director. The Class II nominees listed below are Chi-Foon Chan, Ph.D., Kimon W. Michaels, Ph.D., and Shuo Zhang, each of whom presently serves as a director of the Company. Each of these nominees has consented to serve a three-year term.

The certain individual experience, qualifications, attributes, and skills of the below named directors that led the Board to conclude that Chi-Foon Chan, Kimon Michaels, and Shuo Zhang should be re-nominated as directors are described in each nominee’s biography below. The information below was provided by the nominee and the continuing Class I and Class III directors with unexpired terms. There is no family relationship between the continuing directors, executive officers, and the Class II nominees.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 3

Proposal 1: Election of Directors

Board Skills and Experiences

Our directors collectively provide significant skills and experiences in areas relevant to overseeing the Company’s business and strategy. The skills and experience of our Board include, but are not limited to:

Finance or Accounting Experience: Finance or accounting experience is necessary for the oversight of our financial reporting processes and internal controls. Relevant experience includes experience with financial markets, financing operations, and accounting and financial reporting processes, and/or senior financial leadership experience at large global organizations and financial institutions.

Executive Leadership: Experience with executive leadership is critical to the effective oversight of management. Relevant experience includes experience at the executive-level or in senior leadership positions at a public company or other large organization, with input into operations, growth, and strategy, and/or building and strengthening corporate culture.

Technology & Innovation: Experience with technology and innovation is important to our long-term success and provides needed oversight as our business expands into new markets. Relevant experience includes experience identifying customer needs and market trends and applying new technologies to develop products and services to meet those needs.

Growth & Corporate Strategy: Experience with growth and corporate strategy is important for oversight of the successful planning and execution of our long-term vision. Relevant experience includes experience setting and executing corporate strategy, M&A activity, and integration.

Sales & Marketing: Experience with sales and marketing provides important perspective and leadership for effective oversight of efforts to expand our market share. Relevant experience includes experience in leadership positions of business-to-business sales, marketing, or brand management.

Industry Experience: Industry-specific experience is useful to understand our R&D efforts, our products and services, and the markets in which we compete. Relevant experience includes experience with and knowledge of our industries (i.e. semiconductor, electronics, and analytics software) and relevant technologies.

Global Business Experience: Global business experience provides valuable business and cultural perspectives important to the strategic opportunities and risks related to our business. Relevant experience includes experience in leadership positions with substantial international operations or scope.

Public Company Board Experience: Public company board experience helps ensure accepted standards for board operation and company oversight. Relevant experience includes experience at the board level with other public companies (past or present).

Board Skills Matrix

	Joseph R. Bronson	Chi-Foon Chan	Nancy Erba	Michael B. Gustafson	John K. Kibarian	Ye Jane Li	Kimon W. Michaels	Shuo Zhang
Finance or Accounting Experience
Executive Leadership
Technology & Innovation
Growth & Corporate Strategy
Sales & Marketing
Industry Experience
Global Business Experience
Public Company Board Experience

Nominee Selection Process

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 4

Proposal 1: Election of Directors

1. Identify the Candidate

The NCG Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any member of the Board does not wish to continue in service, if the Board decides not to re-nominate a member for re-election or if the Board decides to increase the size of the Board, the NCG Committee identifies the desired skills and experience of a new nominee in light of the philosophy explained below.

Current directors are polled for suggestions as to individuals meeting the philosophy of the NCG Committee and the NCG Committee has the authority to select, engage, compensate, and terminate third-party search firms, legal counsel, and other advisors as it deems necessary and advisable to assist the NCG Committee in carrying out its responsibilities and functions as set forth herein. Dr. Chan was initially recommended by Dr. Kibarian and then reviewed and recommended to the Board by the NCG Committee.

2. Confirm Candidate Qualifications

Once the NCG Committee has identified a prospective nominee or if it has received a recommendation from a stockholder, the NCG Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.

This initial determination is based on the information provided to the NCG Committee concerning the prospective candidate, as well as the NCG Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

3. Candidate Evaluation

The NCG Committee then evaluates the prospective nominee, considering the following:

▪	Personal characteristics, including demonstrated sound judgment and critical temperament;
▪	The extent to which a candidate would fill a present or anticipated need on the Board;
▪	The ability of the candidate to devote sufficient time to the affairs of the Company;
▪	The independence of the proposed candidate within the meaning of the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”);
▪	Diversity of experience and background of the proposed candidate, including the need for financial or accounting, executive leadership, technology and innovation, growth and corporate strategy, sales and marketing, industry, global business, public sector or other expertise on our Board of Directors or its committees; and
▪	a range of diverse perspectives with reference, to our business model and specific needs, including, but not limited to, gender, age, race, language, cultural background, educational background, industry experience, professional experience and veteran and active armed service status or other similar characteristics.

In connection with this evaluation, the NCG Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the NCG Committee and others, as appropriate, conduct interviews in person or by telephone.

4. Committee Recommendation

After completing this process, the NCG Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees.

5. Stockholder Vote

Director nominees are then elected by the Company’s stockholders at the Annual Meeting. Since 2018, five new independent directors have been elected to our Board, representing over 62% of our Board. We believe each Director brings a diverse set of skills and perspectives that add significant value to our governance and oversight.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 5

Proposal 1: Election of Directors

Nominees for Class II Directors

Chi-Foon Chan, Ph.D. Former President, Co-Chief Executive Officer and Director, Synopsys, Inc Independent			Kimon W. Michaels, Ph.D. Vice President, Products and Solutions, PDF Solutions, Inc. Non-Independent Director
Director Since 2023	Age 74	Committees NCG	Director Since 1995	Age 58	Committees None

Director Qualifications

▪
Dr. Chan brings to the Board more than 24 years of senior executive-level leadership, strategic, and operational experience within the EDA industry, with a thorough understanding of business, operations and technology strategies. He has broad knowledge of the overall EDA industry landscape, and he provides particular expertise in the Asia-Pacific region. We also benefit from Dr. Chan’s extensive research and development and engineering experience in the semiconductor industry gained from his prior leadership positions.

Select Business Experience

▪
Dr. Chan has served on the Board of Advisors for TMFG Group at Intel Corporation since 2022.
▪
Dr. Chan was President, Co-Chief Executive Officer and a member of the Board of Directors of Synopsys, Inc. from 2012 to 2022 and Chief Operating Officer of Synopsys, Inc. from 1998 to 2012.
▪
Prior to that he was a Senior Engineering Manager at Intel Corporation and General Manager-Microprocessor Division at NEC Electronics Corporation.

Other Public Company Directorships in Past Five Years

▪
Synopsys, Inc. (from 2012 to 2022)

Director Qualifications

▪
Dr. Michaels provides the Board with unique insight regarding Company-wide issues gained in his position as an executive officer of the Company, including various leadership capacities and levels of operations, and as one of our co-founders. This experience provides the Board with invaluable insight into Company operations.

Select Business Experience

▪
Dr. Michaels, one of our founders, has served as our Vice President, Products and Solutions since July 2010, and was designated an Executive Vice President in February 2019.
▪
He served as our Vice President, Design for Manufacturability from June 2007 through June 2010.
▪
Prior to that, Dr. Michaels served as our Vice President, Field Operations for Manufacturing Process Solutions from January 2006 through May 2007.
▪
From March 1993 through December 2005, he served in various vice-presidential capacities at the Company.
▪
Dr. Michaels also served as Chief Financial Officer from November 1995 to July 1998.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 6

Proposal 1: Election of Directors

Nominees for Class II Directors

Shuo Zhang Chief Executive Officer and General Partner, Renascia Partners LLC Independent
Director Since 2019	Age 59	Committees CHCM; NCG

Director Qualifications

▪
Ms. Zhang brings a wide range of relevant experience and expertise in the semiconductor and test industries that is invaluable to our evolutions to the leading provider of big data solutions for the semiconductor and electronics markets. We greatly benefit from her impressive executive track record in sales, marketing, and international mergers and acquisitions, and from her insights and business acumen.

Select Business Experience

▪
Ms. Zhang serves as Chief Executive Officer and General Partner of Renascia Partners LLC (since 2015) and has also been involved with private venture capital firms in the Silicon Valley for approximately 25 years. Previously, she served in various senior management capacities at Cypress Semiconductor, including corporate development, general management and worldwide mobile sales (from 2007 to 2015).

Other Public Company Directorships in Past Five Years

▪
Soitec SA (since 2021)
▪
Telink Semiconductor Shanghai Co Ltd (since 2017)
▪
Grid Dynamics Holdings, Inc. (since 2017)
▪
E.Merge Technology Acquisition Corp. (from 2020 to 2022)

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 7

Proposal 1: Election of Directors

Continuing Class III Directors

Nancy Erba Chief Financial Officer, Infinera Corporation Independent			Michael B. Gustafson Executive Chairman, Druva, Inc. Independent
Director Since 2019	Age 57	Committees Audit (Chair)	Director Since 2018	Age 57	Committees CHCM (Chair); Audit

Director Qualifications

▪
Ms. Erba is an “audit committee financial expert” based on her knowledge and understanding of generally accepted accounting principles and financial statements, her experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues relevant to those of the Company, and her understanding of internal control over financial reporting. Ms. Erba has an impressive track record of success in building and leading best in class finance, business operations, and corporate development organizations throughout her career, and provides the Board with valuable oversight, direction, and strategic input.

Select Business Experience

▪
Ms. Erba is currently Chief Financial Officer of Infinera Corporation (since 2019).
▪
Prior to that, she served as Chief Financial Officer at Immersion Corporation (from 2016 to 2019) and held various executive roles in finance, business operations and corporate development at Seagate Technology (from 2003 to 2015).

Director Qualifications

▪
Mr. Gustafson’s more than 30 years as a successful leader of multiple technology companies and teams, including public and private, across infrastructure and software offerings make him a valuable advisor to us.

Select Business Experience

▪
Mr. Gustafson is the Executive Chairman and a member of the board of directors of Druva, Inc. (since 2016), a privately held company. He is also the sole member of Carve Your Destiny, LLC (since 2016) and an independent Director of Reltio Inc. (since 2016), Indico Data Systems (since 2022), and Auvik Networks (since 2023), all privately held companies.
▪
Previously, he served as Senior Vice President at Western Digital Corporation (from 2013 to 2016), Chief Executive Officer and Chairman of Virident Systems, Inc. (from 2012 to 2013), Senior Vice President and General Manager of File & Content Business at Hitachi Data Systems (from 2011 to 2012), and Chief Executive Officer and Board Member of BlueArc Corporation (from 2004 through acquisition by Hitachi Data Systems in 2011).

Other Public Company Directorships in Past Five Years

▪
Matterport, Inc. (since 2021)
▪
Everspin Technologies, Inc. (from 2017 to 2022)

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 8

Proposal 1: Election of Directors

Continuing Class III Directors

John K. Kibarian, Ph.D. President, Chief Executive Officer, and Director, PDF Solutions, Inc. Non-Independent
Director Since 1992	Age 60	Committees None

Director Qualifications

▪
Being a leader of the Company since its founding, Dr. Kibarian brings to the Board an extraordinary understanding of our Company’s business, history, and organization. Dr. Kibarian’s training and education as an engineer, together with his day-to-day leadership and intimate knowledge of our business and operations, helps the Board in developing and executing our long-term strategy.

Select Business Experience

▪
Dr. Kibarian is one of our co-founders and has served as our President (since 1991) and our Chief Executive Officer (since 2000).
▪
He is also a Governing Council member of Electronic System Design Alliance (since 2019).

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 9

Proposal 1: Election of Directors

Continuing Class I Directors

Joseph R. Bronson Principal and Chief Executive Officer, The Bronson Group, LLC Lead Independent Director			Ye Jane Li Strategic Advisor, Diversis Capital Independent Director
Director Since 2014	Age 75	Committees NCG (Chair); Audit	Director Since 2021	Age 56	Committees CHCM

Director Qualifications

▪
Mr. Bronson has extensive experience in finance and operations spanning more than 21 years and he brings over 50 total years of audit committee chair experience. Mr. Bronson’s financial experience is beneficial to us and combined with Mr. Bronson’s extensive knowledge of the industry and operations, enables him to provide valuable strategic input to us.

Select Business Experience

▪
Mr. Bronson is currently the Principal and Chief Executive Officer of The Bronson Group, LLC (since 2011).
▪
Since 2021, Mr. Bronson has served as Chair of the board of directors of GraphAudio, Inc., a private company that develops acoustic systems for mobile and connected devices.
▪
Previously, Mr. Bronson was a Managing Director and Strategic Advisor to Cowen & Co. (from 2017 to 2021), Advisory Director at GCA Savvian, LLC (from 2011 to 2014), Chief Executive Officer of Silicon Valley Technology Corporation (from 2009 to 2010).
▪
Prior to that, he served as President and Chief Operating Officer of Sanmina-SCI (from 2007 to 2008), President and Co-Chief Executive Officer of FormFactor, Inc. (from 2004 to 2007), and a senior executive including the CFO and CAO of the company and a Member of the Office of the President at Applied Materials, Inc. (from 1984 to 2004).
▪
Mr. Bronson previously served on the board of directors of Sanmina-SCI (from 2007 to 2009).

Other Public Company Directorships in Past Five Years

▪
Maxim Integrated Products, Inc. (from 2007 to 2021)
▪
Jacobs Solutions Inc. (f/k/a Jacobs Engineering Group Inc.) (from 2004 to 2021)

Director Qualifications

▪
Ms. Li brings executive-level experience in a wide range of technology companies and international experience with global companies headquartered in the United States, Japan, and China, and successful track record in general management, strategy development, M&A, and marketing and sales leadership. We greatly benefit from her meaningful insight. We also benefit from Ms. Li’s broad corporate governance experience derived from her experience on multiple U.S. public company boards.

Select Business Experience

▪
Ms. Li currently serves as a Strategic Advisor for Diversis Capital, LLC (since 2013). Prior to that, she was Chief Operating Officer of Huawei Enterprise USA Inc. (from 2012 to 2015), and the General Manager for Huawei Symantec USA, Inc. (from 2010 to 2012), and Executive Vice President and General Manager for Fujitsu Compound Semiconductor Inc. and its joint venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc. (from 2004 to 2009). Ms. Li has also served on the board of directors of ServicePower, a private company (since 2017).

Other Public Company Directorships in Past Five Years

▪
Knowles Corporation (since 2018)
▪
Semtech Corporation (since 2016)
▪
CTS Corporation (from 2020 to 2023)

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 10

Corporate Governance

Governance and our Board of Directors

We are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. The Board provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations. Our employees operate in a climate of responsibility, candor, and integrity.

Key highlights of the Board and corporate governance practices are set forth below:

▪
6 of 8 Directors are Independent
▪
Over 62% Board Refreshment since 2018
▪
Separate Chair (or Lead Independent Director if Chair is vacant) and CEO
▪
Lead Independent Director Charter
▪
Limit on Outside Public Company Directorships
▪
Annual Board and Committee Evaluations
▪
Regular Executive Sessions of Independent Directors at quarterly Board and Committee Meetings
▪
On-going Education for Directors for Issues Pertinent to our Business (e.g., export)

▪
Majority Voting for Director Elections
▪
100% of Committee Chairs and Members are Independent
▪
Board Diversity Policy
▪
Proxy Access Rights
▪
38% of Directors are Women
▪
Stockholder Engagement with Approximately 57% of the Company’s Outstanding Shares in 2023
▪
Stock Ownership Policy for Directors and
Section 16 Officers
▪
Related Parties Transactions Policy

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 11

Corporate Governance

Board Leadership Structure

The Corporate Governance Board Guidelines provide for a Chairperson of the Board or, if vacant, a Lead Independent Director. The Bylaws and Corporate Governance Board Guidelines require that the Chairperson position be held by a separate individual from the Chief Executive Officer unless otherwise determined by the Board. The Board believes the separation of the Chief Executive Officer and the Chairperson position enhances the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance as compared to a combined Chairperson/Chief Executive Officer leadership structure.

Under our Corporate Governance Board Guidelines, the Chairperson of the Board, or in the absence of such a position, the Lead Independent Director, is responsible for presiding at all meetings of our stockholders and of the Board as a whole, as well as over executive sessions of the independent directors, and shall perform such other duties, and exercise such powers, as from time to time shall be prescribed in the Bylaws or by the Board. The position of Chairperson of the Board of Directors has been vacant since May 2018.

In January 2019, the independent directors unanimously elected Mr. Joseph Bronson to the role of Lead Independent Director. Mr. Bronson has been a director of the Company since May 2014. He is currently Chair of the NCG Committee and a member of Audit Committee of the Board.

Under the Bylaws, in the absence of a Chairperson, the Lead Independent Director may exercise all the rights and powers granted to the Chairperson of the Board. By definition, no employee may hold the Lead Independent Director position.

Role and Responsibilities of the Lead Independent Director

The Lead Independent Director’s primary responsibilities are set forth in the Corporate Governance Board Guidelines and the Lead Independent Director Charter and include:

▪	Calling and presiding at executive sessions of the independent directors and reporting relevant matters to the Chairperson (if any) and/or Chief Executive Officer;
▪	Presiding at meetings of the Board at which the Chairperson (if any) is not present or is to be appointed;
▪	Providing leadership to ensure that the Board works cohesively and independently of management;
▪	Serving as liaison between the independent directors and/or the Chief Executive Officer and between the independent directors and senior management;
▪	Approving meeting agendas for the Board together with the Chairperson (if any);
▪	Coordinating the assessment of Board committee structure, organization and charters, and evaluating the need for any changes to the same;
▪	Interviewing all Board candidates with the Chairperson of the NCG Committee and making recommendations to the NCG Committee and the Board; and
▪	Leading the evaluation of the Chairperson (if any) and the Chief Executive Officer by the independent directors and the CHCM Committee.

The Lead Independent Director must be elected by a majority of the non-employee, independent directors of the Board for renewable one-year terms or until such earlier time as he or she ceases to be a director, resigns as Lead Independent Director or is replaced as Lead Independent Director by a majority of the nonemployee, independent directors, or the Board elects an independent Chair. The establishment of a Lead Independent Director with robust function, authority and responsibilities reflects the Board’s commitment to strong corporate governance.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 12

Corporate Governance

The Board of Directors and its Committees

The Board has standing Audit, CHCM, and NCG Committees. Our board committees operate pursuant to charters that have been approved by the Board, are reviewed at least annually, and are available on our website at https://www.pdf.com/company/governance/.

The following table provides additional information regarding the committees of our Board of Directors:

Independent Directors		Audit Committee	CHCM Committee	NCG Committee
Joseph R. Bronson	L
Chi-Foon Chan, Ph.D.
Ye Jane Li
Shuo Zhang
Nancy Erba
Michael B. Gustafson
Non-Independent Directors
Kimon W. Michaels, Ph.D.
John K. Kibarian, Ph.D.

L	Lead Independent Director	Audit Committee Financial Expert
	Committee Chairperson	Committee Member

Meetings of the Board of Directors and Attendance

The Board met seven times during 2023. Additionally, our Board committees held a total of nineteen meetings in 2023.

All of our incumbent Board members attended 75% or more of the meetings of the Board and the committees on which they each served, held during the period for which they served as directors or committee members.

Pursuant to our Corporate Governance Board Guidelines we invite and encourage each member of our Board to be present at our annual meetings of stockholders. All seven of our directors who then served on the Board attended our 2023 annual meeting of stockholders either in person or by telephone.

2023 Average Board and Committee Meeting Attendance
96%
In addition to the Board and committee meetings noted above, the Board and certain of the committees also acted by unanimous written consent in the conduct of its business.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 13

Corporate Governance

Audit Committee

Current Members

Ms. Erba (Chair)

Mr. Bronson

Mr. Gustafson

Independence

The Board has determined that each member of the Audit Committee is independent within the meaning of Nasdaq’s director independence standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has determined that Ms. Erba and Mr. Bronson are “audit committee financial experts” under the SEC rules and have accounting or related financial management expertise.

Meetings

The Audit Committee held five meetings in 2023.

Attendance

The average rate of attendance for members of the Audit Committee in 2023 was 100%.

Principle Functions of the Committee

Among other responsibilities, the Audit Committee is charged by the Board with the authority and responsibility to:

▪
Appoint the independent registered public accounting firm and assist the Board in the oversight of the qualifications and independence of the independent registered public accounting firm.
▪
Monitor our compliance with legal and regulatory requirements including preparing the audit committee report that SEC rules require to be included in this proxy statement (this “Proxy Statement”).
▪
Evaluate the performance of our internal and external audit efforts.
▪
Review and discuss the adequacy and effectiveness of our disclosure controls and procedures.
▪
Review the adequacy and effectiveness of our information and cyber security functions on behalf of the Board.
▪
Oversee our principal enterprise risk exposures and mitigation, control, and monitoring efforts in respect of such risks, and our business continuity and disaster preparedness planning.
▪
Oversee and reviews ethics matters on behalf of the Board.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 14

Corporate Governance

Nominating and Corporate Governance Committee

Current Members

Mr. Bronson (Chair)

Dr. Chan (since 12/14/2023)

Ms. Zhang

Independence

The Board has determined that each member of the NCG Committee is independent within the meaning of Nasdaq’s director independence standards.

Meetings

The NCG Committee held five meetings in 2023.

Attendance

The average rate of attendance for members of the NCG Committee in 2023 was 100%.

Principle Functions of the Committee

Among other responsibilities, the NCG Committee is charged by the Board with the authority and responsibility to:

▪
Identify, review, evaluate, and recommend candidates to serve as directors on the Board.
▪
Make other recommendations to the Board regarding affairs related to the directors of the Board.
▪
Oversee our corporate governance functions on behalf of the Board.
▪
Oversee the Company’s programs, policies, practices, disclosures relating to relevant risks and opportunities, measures, objectives, and performance relating to environmental, social, and governance issues.

Compensation and Human Capital Management Committee

Current Members

Mr. Gustafson (Chair)

Ms. Li

Ms. Zhang

Independence

The Board has determined that each member of the CHCM Committee is independent within the meaning of Nasdaq’s director independence standards and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

Meetings

The CHCM Committee held nine meetings in 2023.

Attendance

The average rate of attendance for members of the CHCM Committee in 2023 was 93%.

Principle Functions of the Committee

Among other responsibilities, the CHCM Committee is charged by the Board with the authority and responsibility to:

▪
Establish and administer our policies regarding annual executive compensation, including salaries, cash incentives, and long-term equity incentives.
▪
Assist with the administration of our cash-based and equity-based incentive compensation plans including our stock incentive and purchase plans.
▪
Make recommendations to the Board with respect to non-employee director compensation.
▪
Oversee the Company’s programs, policies, practices, disclosures relating to relevant risks and opportunities, measures, objectives, and performance relating to human capital matters.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 15

Corporate Governance

Board Diversity and Board Diversity Matrix

The NCG Committee has identified increasing diversity at the Board level as an essential element in supporting the attainment of our strategic objectives. Our Board has adopted a diversity policy, pursuant to which we are committed to actively seeking highly-qualified individuals from minority groups to include in the pool from which new candidates are selected. All candidates will be identified based on merit and suitability and considered against appropriate criteria, having due regard for the benefits of diversity on our Board.

The table below provides certain highlights of the composition of our Board members. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f)(1).

Board Diversity Matrix (as of April 19, 2024)
Total Number of Directors:	8
Part I: Gender Identity	Female	Male
Directors	3	5
Part II: Demographic Background
Asian	2	1
White	1	3
Declined to Disclose	—	1

Overboarding Policy

The NCG Committee considers each director’s ability to dedicate sufficient time, energy, and attention to the fulfillment of his or her duties when it nominates directors each year. Our Corporate Governance Board Guidelines contains our overboarding policy, which provides that prior to accepting service on the board of directors of any other public company, a Director shall notify the Chairperson or Lead Independent Director and the chair of the Committee. Ordinarily, Directors should not serve on more than three other boards of public companies in addition to our Board (except for any employee Director, who shall not serve on more than one other board). Members of the Audit Committee may not serve on more than three public company audit committees (including the Audit Committee), unless such member is a retired certified public accountant, chief financial officer, controller or has similar experience, in which case the limit will be four committees.

The Board also considers directors’ other obligations and commitments, including leadership positions the director may hold on other boards, in assessing directors’ ability to serve on our Board. In renominating directors for election at our 2024 annual meeting, the NCG Committee and Board have determined that each of our directors is currently in compliance with our Corporate Governance Board Guidelines and has sufficient time, energy, and attention to serve on the Board.

Board and Committee Evaluation

The NCG Committee is responsible for periodically overseeing an evaluation of our corporate governance practices and procedures and reviewing and recommending to the Board for approval any changes to our corporate governance framework. In addition, the NCG Committee is tasked with evaluating our programs, policies, practices, and disclosures relating to environmental and social issues and impact to support the sustainable growth of our businesses.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 16

Corporate Governance

Stockholder Recommendations of Board Candidates

We consider potential Board candidates recommended by stockholders. Stockholders may send any recommendations for director nominees or other communications to the Board or any individual director at the following address:

Board of Directors (or NCG Committee, or name of individual director)
PDF Solutions, Inc.
Attention: Secretary
2858 De La Cruz Boulevard
Santa Clara, California 95050

See “Proposals for Next Year’s Annual Meeting” on page 85 for information on how to recommend or nominate one or more potential candidates for election to the Board of Directors.

Stockholders’ Communications

Our Board welcomes all communications from our stockholders. Stockholders may send communications to the Board or any director of the Board in particular, at the following address: PDF Solutions, Inc., Attention: Investor Relations, 2858 De La Cruz Boulevard, Santa Clara, California 95050. Any correspondence addressed to the Board or to any one of our directors of the Board sent in care of our corporate offices is reviewed by our Investor Relations department and presented to the Board at its regular meetings.

Stockholder Engagement

The Board values the input of our stockholders, and we are committed to maintaining stockholder engagement that provides a constructive dialogue. Our engagement with its stockholders is intended to provide stockholders with honest, candid information on relevant issues. We also gather stockholder views and feedback.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 17

Corporate Governance

The chart below includes detail of the features of our approach to stockholder engagement.

Before the Annual Meeting	Annual Stockholder Meeting
▪ Discuss stockholder proposals (if any). ▪ Publish the Annual Report and Proxy Statement. ▪ Engage with stockholders regarding proposals (as necessary).	▪ Provide annual business update to stockholders (if appropriate or requested). ▪ Receive voting results for Board and stockholder proposals.

After the Annual Meeting	Off-Season Engagement
▪
Discuss voting results from the Annual Meeting.
▪
Review corporate governance trends, recent regulatory developments, and our own corporate governance documents, policies, and procedures.
▪
Consider topics for discussions during off-season stockholder engagements.

▪
One-on-One meetings between stockholders, Directors (if appropriate or requested), and members of management.
▪
Attend and participate in investor and corporate governance-related events and conferences.
▪
Evaluate potential changes to the Board, corporate governance, and other relevant matters given stockholder feedback.

Director Independence

We have adopted standards for director independence in accordance with the Nasdaq listing rules and the SEC rules. An “independent director” means a person, other than an officer or employee of the Company or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with the Company within the last three years.

The Board considered the relationships, transactions, or arrangements with each of the directors discussed in “Certain Relationships and Related Transactions,” in this Proxy Statement and concluded that none of the current or former non-employee directors who served in 2023 on the Board have any relationships with the Company that would impair their independence, other than Drs. Kibarian and Michaels, who are employees of the Company.

The Board determined that Joseph R. Bronson, Dr. Chi-Foon Chan, Nancy Erba, Michael B. Gustafson, Ye Jane Li, and Shuo Zhang are independent directors under applicable Nasdaq listing rules and SEC rules.

The Board has determined that:

▪	all directors who served in 2023 or currently serve on the Audit, CHCM, and NCG Committees are independent under the Nasdaq listing rules and SEC rules; and
▪	all members of the Audit Committee meet the additional independence requirement and they do not directly or indirectly receive compensation from the Company other than their compensation as directors.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of our management, and in any event, not less than twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 18

Corporate Governance

The Board’s Role in Risk Oversight

Our Board of Directors and committees of the board play a significant role in providing oversight of our management of risk. While our senior management has responsibility for the day-to-day management of risks, our Board is responsible for ensuring that the risk management processes designed and implemented by management are functioning as intended.

Board of Directors

Our Board of Directors plays a significant role in providing oversight of our management of risk. Because responsibility for the oversight of elements of our enterprise risk management extends to various committees of the Board, our Board has determined that it, rather than any one of its committees, should retain the primary oversight role for risk management. Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.

NCG Committee	CHCM Committee	Audit Committee
The NCG Committee has primary responsibility for the oversight of risk related to our corporate governance and social and environmental practices.

The CHCM Committee has primary responsibility for the oversight of risk related to our compensation policies and practices and culture, recruiting, retention, career development and progression, diversity, equity and inclusion, human health and safety, and total rewards.

The Audit Committee has primary responsibility for the oversight of risk related to our financial statements and processes and responsibility for the oversight of risk related to our information and cyber security functions.

Management

Our senior management regularly attends meetings of the Board and its committees and provides the Board and its committees with reports regarding our operations, strategies, and objectives, and the risks inherent within them, and efforts to monitor and address risk exposures. Board and committee meetings also provide a forum for directors to discuss issues with, request additional information from, and provide guidance to, senior management. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk.

Management identifies and evaluates the effectiveness of risk management and mitigation methods and periodically reports to the Audit Committee and at least annually to the Board to allow the Audit Committee and Board to monitor and manage our ongoing enterprise risk management process.

Strategy Oversight by Board

Our Board of Directors actively oversees our long-term business strategy and strategic priorities. The Board attends an all-day meeting once a year, including in 2023, focused on strategy, which includes presentations from, and engagement with, the senior leaders of the Company. In 2023, the Board also worked closely with our CEO in reviewing and monitoring the execution of our performance to strategic goals. In addition, throughout the year, the Board routinely met with senior management on critical business matters that tie to our strategic priorities.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 19

Corporate Governance

Information Security and Risk Oversight

We are heavily reliant on our technology and infrastructure, as well as the public cloud to an increasing degree, to provide our products and services to our customers. As a result, we have developed an information security program to enhance our network security measures, identify and mitigate information security risk, and protect and preserve the confidentiality, integrity, and continued availability of critical information owned by us and that of our customers and suppliers that is in our care.

As described in the Audit Committee Charter, the Audit Committee is tasked with oversight of certain risk issues, including cybersecurity. The Audit Committee is comprised entirely of independent directors, two of whom have significant work experience related to information security issues or oversight. Management reports high severity security incidents to the Audit Committee after they are discovered. Additionally, management provides a summary four times per year of all security incidents to the Audit Committee. The full Board of Directors is also provided an annual assessment of our information security program, our internal response preparedness, and assessments led by outside assessors and auditors.

Additional information about the Company's cybersecurity program can be found in Item 1C. “Cybersecurity” of our Annual Report on Form 10-K filed on February 3, 2024.

Code of Ethics

We have adopted a Code of Ethics, which applies to all employees, officers, and directors, including our principal executive officer and principal financial officer. The Board of Directors is responsible for setting the standards of conduct contained in the Code of Ethics and for updating these standards as appropriate to reflect legal and regulatory developments. The Audit Committee is charged by the Board with the authority and responsibility to review and assess the Code of Ethics and recommend any amendments thereto or waivers thereof for approval by the Board.

Although we are currently not a member of the Responsible Business Alliance (RBA), upon recommendation by the Audit Committee, our Board of Directors elected to adopt the RBA Code of Conduct to supplement our Code of Ethics, including the specific policies of the RBA Code relating to the five critical areas of corporate social responsibility: labor, health and safety, environment, management systems, and ethics.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 20

Corporate Governance

Corporate Governance Policies

We provide information on our website about our corporate governance policies, including our Code of Ethics, charters for the three standing committees of the Board (i.e. the Audit, CHCM, and NCG Committees) and the Lead Independent Director Charter. The Board also adopted the following governance policies: Diversity Policy, Corporate Governance Board Guidelines, Director Confidentiality Policy, Related Parties Transactions Policy, Stock Ownership Guidelines Policy, and Director Disclosure Policy. These materials can be found at https://www.pdf.com/company/governance/. Our website address provided is not intended to function as a hyperlink, and the information on our website is not, and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.

Investors may also request free printed copies of the Code of Ethics and committee charters by sending inquiries to us at PDF Solutions, Inc., Attention: Investor Relations, 2858 De La Cruz Boulevard, Santa Clara, California 95050.

Our policies and practices reflect corporate governance initiatives that are compliant with the Nasdaq continued listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

▪	a majority of our Board is independent as defined in the Nasdaq Rule 5605(a)(2);
▪	all members of the Audit Committee, the CHCM Committee, and the NCG Committee are independent as the term is defined under the Nasdaq listing rules;
▪	the independent members of the Board meet at least twice per year in executive sessions without the presence of the non-independent directors or management;
▪	we have an ethics hotline available to all employees, and our NCG Committee has procedures for the anonymous submission of employee complaints on accounting, internal controls, auditing, or other related matters; and
▪	we have adopted a Code of Ethics that applies to all of our employees, including our principal executive officer and all members of our finance department, including our principal financial officer and principal accounting officer, as well as to members of our Board.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 21

Corporate Governance

Environmental, Social, & Governance Matters

ESG Oversight

Given the importance of ESG to the long-term success of our business, our Board and its committees play a critical role in overseeing ESG matters.

Board of Directors
Our Board is responsible for (i) oversight of ESG risks and opportunities and (ii) the integration of ESG into strategy, to the extent material to the business.

NCG Committee	CHCM Committee	Audit Committee

The NCG Committee reviews and oversees our programs, policies, practices, disclosures relating to relevant risks and opportunities, measures, objectives, and performance relating to ESG issues, and makes recommendations to the Board regarding the integration of ESG matters into our business strategy and operation.

The CHCM Committee reviews and oversees our programs, policies, practices, disclosures relating to relevant risks and opportunities, measures, objectives, and performance relating to human capital matters, including but not limited to matters regarding culture, recruiting, retention, career development and progression, diversity, equity and inclusion, human health and safety, and total rewards, and makes recommendations to the Board regarding the integration of human capital matters into our business strategy and operations.

The Audit Committee oversees our principal enterprise risk exposures facing us and our mitigation, control, and monitoring efforts in respect of such risks, including, but not limited to environmental and sustainability risks, and our business continuity and disaster preparedness planning.

The Audit Committee also reviews cybersecurity risks, incidents, the adequacy and effectiveness of our information and cyber security policies and the internal controls regarding information and cyber security and any other risks and incidents relevant to our computerized information system controls and security.

Management-Level ESG Steering Committee

The purpose of the management-level ESG Steering Committee is to (i) establish programs, policies and practices relating to ESG matters and (ii) assist the NCG Committee of the Board in fulfilling its oversight responsibilities with respect to ESG matters. The ESG Steering Committee is chaired by our General Counsel.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 22

Audit Committee Report

The Audit Committee of our Board is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Ms. Erba (Chair since March 1, 2023), Mr. Bronson (Chair until March 1, 2023), and Mr. Gustafson. Each of the members of the Audit Committee is independent as defined by the Nasdaq listing rules. In addition, based on the background, education, qualification, and attributes summarized in this Proxy Statement, our Board has determined that Ms. Erba and Mr. Bronson each qualify as an “audit committee financial expert” as defined by SEC rules.

Our Board has adopted a written charter for the Audit Committee, which governs the Audit Committee’s functions and responsibilities. The Audit Committee periodically reviews and reassesses the adequacy of the Audit Committee charter at least once per year and makes recommendations to the Board regarding changes or amendments to the Audit Committee it deems appropriate.

The Audit Committee, in consideration of stockholder ratification, appoints the accounting firm to be engaged as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring, overseeing, and assessing the effectiveness of these processes.

The Audit Committee held five meetings during the year ended December 31, 2023. The meetings were designed to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, BPM LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2023, with management and the independent registered public accounting firms.

The Audit Committee discussed with the independent registered public accounting firms the adequacy of our internal control system, financial reporting procedures and the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firms as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with BPM LLP, as applicable, the issue of their respective independence from the Company.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

SUBMITTED BY THE AUDIT COMMITTEE:

Nancy Erba, Chair
Joseph R. Bronson
April 15, 2024	Michael B. Gustafson

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act and, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 23

Proposal No. 2:	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed BPM LLP (“BPM”) as our independent registered public accounting firm for the year ending December 31, 2024. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the Audit Committee will consider interviewing other independent registered public accounting firms. There can be no assurances, however, that it will appoint another firm if this proposal is not approved.

Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time to be the independent registered public accounting firm for the year ending December 31, 2024, if it determines that such a change would be in the best interests of the Company and our stockholders.

BPM was originally retained by us on September 13, 2018. A representative of BPM is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services provided by and fees of the independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, BPM periodically rotates the individuals who are responsible for PDF Solution’s audit.

BPM was our independent registered public accounting firm for the years ended December 31, 2023 and 2022. Our Audit Committee determined that BPM’s provision of these services, which are described below, does not impair BPM’s independence from the Company. The aggregate fees incurred for BPM’s audits of our 2023 and 2022 financial statements are summarized in the following service categories:

Fees Billed to the Company	2023	2022
Audit fees (1)	$733,760	$806,398
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total Fees	$733,760	$806,398
(1)	Includes fees for audit services rendered for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 24

Proposal No. 2:
Ratification of Appointment of Independent Registered Public Accounting Firm

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by BPM. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to an initial estimated budget. BPM and Company management are required to periodically report to the Audit Committee regarding the extent of services provided by BPM in accordance with this pre-approval, and the fees performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All services provided by BPM during the years ended December 31, 2023 and 2022, were approved by the Audit Committee in accordance with our pre-approval policy and applicable SEC regulations.

Recommendation of the Board

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE RATIFICATION OF BPM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 25

Proposal No. 3:	Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Include an Officer Exculpation Provision

Introduction

Our Board has unanimously adopted a resolution to amend our amended and restated certificate of incorporation, subject to stockholder approval, to provide for the elimination or limitation of monetary liability of certain officers of the Company for breaches of the fiduciary duty of care.

If our stockholders approve this proposal at the Annual Meeting, the Company will amend Article XIII of our amended and restated certificate of incorporation as set forth in Appendix A to this Proxy Statement (the “Amendment”). The description in this Proposal 3 should be read in conjunction with the full text of the Amendment, which is marked in Appendix A to show the proposed modifications. In accordance with the General Corporation Laws of Delaware (the “DGCL”), our Board may elect to abandon the Amendment without further action by stockholders at any time prior to the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Amendment.

Purpose and Possible Effects of the Proposed Amendment

Article XIII of our amended and restated certificate of incorporation currently provides for the Company to limit the monetary liability of directors for breaches of fiduciary duties as a director, pursuant to and consistent with Section 102(b)(7) of the DGCL. Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a Delaware corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain officers for breaches of the fiduciary duty of care (the “Section 102(b)(7) Amendment”). Our Board desires to amend our amended and restated certificate of incorporation to maintain provisions consistent with the governing statutes contained in the DGCL. Prior to the Section 102(b)(7) Amendment, Delaware law permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the fiduciary duty of care, but such protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims that would otherwise be exculpated if brought against directors, against individual officers to avoid dismissal of such claims. The Section 102(b)(7) Amendment was adopted to address inconsistent treatment between officers and directors as well as rising litigation and insurance costs for public companies.

This provision would not exculpate any officers from liability for breaches of the duty of loyalty, acts, or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor would this provision exculpate such officers from liability for claims brought by or in the right of the Company, such as derivative claims.

Our Board believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain top talent. This protection has long been afforded to directors, and accordingly, our Board believes that this proposal is fair and in the best interests of the Company and its stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCLUDE AN OFFICER EXCULPATION PROVISION, AS DESCRIBED IN THIS PROXY STATEMENT.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 26

Proposal No. 4:	Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

At the Annual Meeting, we are asking our stockholders to approve our Ninth Amended and Restated 2011 Stock Incentive Plan (the “Ninth Amended 2011 Plan”), which is the Ninth amendment and restatement of the 2011 Stock Incentive Plan, (defined on page 42 below), to, among other things, increase the number of shares reserved for issuance under the Ninth Amended 2011 Plan by an additional 800,000 shares and eliminate the term of the plan.

Background

Our Board of Directors adopted the Ninth Amended 2011 Plan on [•], 2024, subject to the approval of stockholders.

As of April 19, 2024, there were [•] shares subject to outstanding grants and [•] shares remaining available for future grants under the Eighth Amended and Restated 2011 Stock Incentive Plan (the “Eighth Amended 2011 Plan”). The Ninth Amended 2011 Plan would result in [•] shares being available for future Awards based on the shares available for future Awards under the Ninth Amended 2011 Plan as of April 19, 2024.

If approved by our stockholders, the Ninth Amended 2011 Plan will take effect on June 18, 2024, and will continue in effect until terminated by the Board, pursuant to the terms of the Ninth Amended 2011 Plan. The Ninth Amended 2011 Plan will govern all Awards granted on or after June 18, 2024, and earlier restatements of the Plan shall continue to govern all Awards granted prior to such date. If our stockholders do not approve this proposal, then the Ninth Amended 2011, including an increase in the number of shares available for issuance and the other amendments described in this proposal, will not become effective and the Eighth Amended 2011 Plan will continue in effect.

Reasons to Approve the Ninth Amended 2011 Plan

Our Board of Directors recommends a vote in favor of the Ninth Amended 2011 Plan because the Board believes the Amended Plan is in the best interests of the Company and our stockholders for the following reasons:

▪	Inadequate shares under the Eighth Amended 2011 Plan. Our Board of Directors believes that the number of shares currently available for future awards is inadequate to achieve the purposes of the plan, as further detailed below. Our Board of Directors believes that the ability to continue to distribute equity awards under the Ninth Amended 2011 Plan is important for our continued growth and success.
▪	Aligns executive, employee, non-employee director, independent contractor, and stockholder interests. We currently provide stock awards to a broad-based group of our employee population as well as our non-employee directors and independent contractors. We believe that our stock-based compensation program, along with our stock ownership guidelines for our non-employee directors and executives, which include equity award holding requirements for our Chief Executive Officer, help align the interests of our executives, employees, and non-employee directors, and independent contractors with the interests of our stockholders by giving them a sense of ownership and long-term personal involvement in and accountability for the development and financial success of the Company. If the Ninth Amended 2011 Plan is approved, we will be able to continue to use equity to align the interests of our executives, employees, and non-employee directors, and independent contractors with the interests of our stockholders.
▪	Attracts and retains talent. Talented, motivated, and effective executive officers, employees, and independent contractors are essential to execute our business strategies and to propel our business forward. Stock-based compensation is a critical component of total compensation at the Company because this type of compensation enables the Company to effectively recruit and retain executive officers and other employees as well as independent contractors in a competitive market for talent while encouraging them to act and think like owners of the Company. If the Ninth Amended 2011 Plan is approved, we believe we will maintain our ability to offer competitive compensation packages to both retain our best performers and attract new talent.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 27

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

▪	Supports our pay-for-performance philosophy. A significant portion of total compensation for our non-founder executive officers is equity-based incentive compensation, which ultimate value is tied to our stock price. We use incentive compensation to help reinforce desired business results and to motivate executives to make decisions to produce those results. If the Ninth Amended 2011 Plan is approved, it will continue to support our pay-for-performance philosophy.
▪	Balances appropriately our need to attract and retain talent with stockholder interests regarding dilution. We recognize the dilutive impact of our equity compensation program on our stockholders, and we continuously strive to balance this concern with the competition for talent, competitive compensation practices, and the need to attract and retain talent. As described in more detail below under the heading “Dilution, Overhang and Burn Rate,” we believe the Ninth Amended 2011 Plan is not excessively dilutive to our stockholders given our overhang and that our three-year average annual gross burn rate is 2.64% and our three-year average net burn rate is 2.37%. Further, our Board is committed to continue to manage and control the amount of our common stock used for equity compensation.
▪	Protects stockholder interests and embraces sound stock-based compensation practices. As described in more detail below under the heading “The Ninth Amended 2011 Plan Reflects Governance Best Practices,” the Ninth Amended 2011 Plan includes features that are consistent with the interests of our stockholders (and their advisors) and sound corporate governance practices.

Summary of Changes to the Ninth Amended 2011 Plan

The Ninth Amended 2011 Plan is being amended to provide, among other things, for the following:

▪	Increase in Share Reserve. Subject to capitalization adjustments and the share counting provisions described below, as of June 18, 2024, a total of 14,600,000 shares will be authorized for Awards granted under the Ninth Amended 2021 Plan (which amount includes 800,000 new shares), plus up to 3,500,000 shares previously issued under the Company’s 2001 Stock Option Plan (the “2001 Plan”) that are forfeited or repurchased by the Company or shares subject to awards previously issued under the 2001 Plan that expire or that terminate without having been exercised or settled in full on or after November 16, 2011. See below for more information.
▪	Eliminate Term and Provide for Incentive Stock Option Limit. Eliminate the term of the Ninth Amended 2011 Plan and specify that incentive stock options may not be granted without stockholder approval following the ten-year anniversary of the Board’s approval of the Ninth Amended 2011 Plan.
▪	No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the Ninth Amended 2011 Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to options and stock appreciation rights.
▪	Provide for Specific Disclosure of Equity Award Vesting Upon a Change in Control. Specifically provide that except as set forth in an Award agreement, in the event of a change in control, if the successor corporation does not assume or substitute for outstanding Awards granted under the Ninth Amended 2011 Plan, the participants will fully vest in all their outstanding and unvested Awards and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, and, with respect to awards with performance-based vesting, all performance goals will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. The provisions in the Eighth Amended 2011 Plan regarding the treatment of awards that are continued, substituted, or assumed remain unchanged, and are further described below in “Severance and Change-in-Control Arrangements.”

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 28

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

▪	Provide for Additional Requirements on Vesting and Transferability of Awards. Clarify that in no event may any stock award be transferred for consideration to a third-party financial institution.
▪	Provide that Awards are Subject to Compliance Requirements. Provide that each participant must comply with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, including but not limited to its Compensation Recovery Policy, and such compliance is necessary to earn an award under the Ninth Amended 2011 Plan.

The Ninth Amended 2011 Plan Reflects Governance Best Practices

The Ninth Amended 2011 Plan was designed to include a number of best practice provisions that we believe reinforce the alignment between our stockholders’ interests and equity compensation arrangements for employees, non-employee directors and contractors. These provisions include, but are not limited to the following:

▪	No Repricing or Buyout of Underwater Options or SARs. Prohibits stock option and stock appreciation right repricing or other exchanges for cash or equity compensation without stockholder consent.
▪	No Discounted Options and SARs. Requires stock options and stock option agreement to be granted with an exercise price equal to at least the fair market value of our common stock on the date the award is granted.
▪	No Evergreen Provision. Avoids the use of “evergreen” share reserve increases and instead requires stockholder approval to increase the share reserve.
▪	No Liberal Share Recycling. Shares will not be added back to the number of shares available for issuance when such shares are (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares used to pay the exercise or purchase price of an award, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an award, or (iv) shares repurchased on the open market with the proceeds of a stock option exercise.
▪	Awards are Subject to Clawback. Each participant must comply with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, including without limitation the Company’s Compensation Recovery Policy. In addition, compliance with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, will be a pre-condition to earning, or vesting in, any award under the Ninth Amended 2011 Plan. Any Awards under the Ninth Amended 2011 Plan which are subject to the Company’s Compensation Recovery Policy will not be earned or vested, even if already granted, paid, or settled, until the Company’s Compensation Recovery Policy ceases to apply to such Awards and any other vesting conditions applicable to such Awards are satisfied.
▪	Individual Share Limits for All Participants. Subject to capitalization adjustments, no participant in the Ninth Amended 2011 Plan may receive stock options and stock appreciation rights during any fiscal year of the Company covering in excess of 1,000,000 shares per award type, and no participant in the Ninth Amended 2011 Plan shall receive stock grants or stock units during any fiscal year of the Company covering in excess of 1,000,000 shares. The aggregate maximum number of shares that may be issued in connection with incentive stock options under the Ninth Amended 2011 Plan is 1,000,000 shares.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 29

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

▪	Fungible Share Reserve. The Ninth Amended 2011 Plan includes a fungible share reserve to manage dilution, such that the aggregate number of shares reserved under the Ninth Amended 2011 Plan will be decreased at a rate of 1.33 per share issued pursuant to each award other than a stock option or stock appreciation right.
▪	No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the Ninth Amended 2011 Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to options and stock appreciation rights.
▪	No Single Trigger and Specific Disclosure of Equity Award Vesting upon a Change in Control. Awards do not automatically accelerate upon a change in control unless the acquiring company does not assume or replace the Awards, with performance-based equity Awards vesting at target, or unless an award continues in effect or is assumed or an equivalent award substituted, and the participant’s service is terminated by the Company or one of its subsidiaries without cause upon or within twenty-four (24) months following the change in control.
▪	Prohibition on Payment of Dividends and Dividend Equivalents on Unvested Awards. Prohibits the payment or settlement of dividends or dividend equivalents with respect to any award until the underlying shares or units vest.
▪	No Automatic Grants. The Ninth Amended 2011 Plan does not provide for automatic grants to any participant.
▪	No Tax Gross-ups. The Ninth Amended 2011 Plan does not provide for any tax gross-ups.
▪	No Transferability. Except as provided in the applicable Award agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), Awards are not transferable other than by will or by the laws of descent and distribution. In addition, in no event may any Award be transferred for consideration to a third-party financial institution.
▪	No Reload Grants. The Ninth Amended 2011 Plan does not provide for reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option.

While the use of long-term incentives in the form of equity awards is an important part of our compensation program, we recognize that stock awards dilute existing stockholders and are mindful of our responsibility to our stockholders to exercise judgment in the granting of equity awards.

The following table sets forth information regarding outstanding grants as of April 19, 2024, under the Ninth Amended 2011 Plan. As of April 19, 2024, we had [•] shares of common stock issued and outstanding. The market value of one share of our common stock on April 19, 2024, as determined based on the closing price per share of our common stock as reported on the Nasdaq was $[•].

			Weighted-Average		Shares Available
		Weighted-Average	Remaining	Full Value	for Future
	Stock Options	Exercise Price Per	Contractual Term	Awards	Grant (# of
Equity Plan	(# of shares)	Share ($)	(In Years)	(# of shares)(1)	shares)
Ninth Amended 2011 Plan	[•]	[•]	[•]	[•]	[•]
(1)	Restricted stock awards (“RSAs”) and RSU are referred to as “Full Value Awards.”

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 30

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

The following table provides detailed information regarding our historical equity award granting practices, including our share usage rate (commonly referred to as “burn rate”) and equity overhang activity (based on total potential award shares) under the 2011 Stock Incentive Plan for the last three years. The effects of our stock repurchase program are included in these calculations. During the last three years, no awards were issued under any equity plan other than the 2011 Stock Incentive Plan and our 2021 Employee Stock Purchase Plan, and no awards were made outside of a stockholder-approved equity plan.

	2023	2022	2021
Gross Burn Rate (1)	2.06%	3.24%	2.63%
Net Burn Rate (2)	1.98%	2.96%	2.15%
Equity Overhang (3)	11.25%	11.47%	11.16%
(1)Gross Burn Rate is calculated as (a) the number of new stock awards granted under the 2011 Stock Incentive Plan, divided by (b) the weighted average common shares outstanding of the Company at the end of the year.
(2)	Net Burn Rate is calculated as (a) the number of new stock awards granted under the 2011 Stock Incentive Plan, net of stock awards cancelled and forfeited under the 2011 Stock Incentive Plan, divided by (b) the weighted average common shares outstanding of the Company at the end of the year.
(3)	Equity Overhang is calculated as (a) the number of shares subject to outstanding stock awards plus the number of shares available for grant under the 2011 Stock Incentive Plan, divided by (b) the number of shares subject to outstanding stock awards, plus the number of shares available for grant under the 2011 Stock Incentive Plan, plus the weighted average common shares outstanding of the Company at the end of the year. The number of shares available for grant was divided by a rate of 1.33 pursuant to the 2011 Stock Incentive Plan.

The table below shows the number of time-based full value awards granted under the 2011 Stock Incentive Plan in each of the last three years. The Company did not grant any options or performance-based awards in the last three years.

	Option		Time Based
	Awards	Total Full Value	Full Value
Year	Granted	Awards Granted	Awards Granted
2023	—	783,444	783,444
2022	—	1,209,908	1,209,908
2021	—	977,071	977,071

Description of the Ninth Amended 2011 Plan

The material features of the Ninth Amended 2011 Plan are outlined below. This summary does not purport to be a complete description of all the provisions of the Ninth Amended 2011 Plan and is qualified in its entirety by reference to the complete text of the Ninth Amended 2011 Plan. Stockholders are urged to read the actual text of the Ninth Amended 2011 Plan in its entirety, a copy of which has been filed with the SEC as Appendix B to this Proxy Statement. Any stockholder who desires to obtain a copy of the Ninth Amended 2011 Plan may do so by written request to our Secretary at PDF Solutions, Inc., Attention: Secretary, 2858 De La Cruz Boulevard, Santa Clara, CA 95050.

Eligibility and Types of Awards

Only employees and independent contractors of the Company or any parent, subsidiary or affiliate of the Company, and non-employee directors of the Board, are eligible to participate in the Ninth Amended 2011 Plan. Upon the adoption of the Ninth Amended 2011 Plan approximately [•] employees (including 4 executive officers), 6 non-employee directors, and [•] contractors will be eligible to participate in the Ninth Amended 2011 Plan.

The terms of the Ninth Amended 2011 Plan provide for discretionary incentive awards in the form of options (which may be incentive stock options or nonstatutory stock options), stock appreciation rights, stock grants and stock units (collectively, the “Awards”).

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 31

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

Administration of the Ninth Amended 2011 Plan

The Board (or its duly authorized delegee) shall administer the Ninth Amended 2011 Plan. The Board shall generally have membership composition which enables Awards to those participants who are subject to the requirements of Section 16 of the Exchange Act. However, the Board may from time-to-time delegate to a committee of one or more members of the Board, and the Board or such committee may from time-to-time delegate to one or more of our officers, the authority to grant or amend Awards or to take other administrative actions with respect to participants who are subject to the requirements of Section 16 of the Exchange Act. Notwithstanding the foregoing, the Board shall administer the Ninth Amended 2011 Plan with respect to all Awards granted to non-employee directors.

Subject to the provisions of the Ninth Amended 2011 Plan, the Ninth Amended 2011 Plan administrator shall have the full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Ninth Amended 2011 Plan, including, but not limited to:

▪	selecting eligible participants who are to receive Awards under the Ninth Amended 2011 Plan;
▪	determining the type, number, vesting requirements and other features and conditions of such Awards;
▪	amending any outstanding Awards; accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate within the terms the Ninth Amended 2011 Plan allows;
▪	interpreting the Ninth Amended 2011 Plan and any Award agreement; correcting any defect, supplying any omission or reconciling any inconsistency in the Ninth Amended 2011 Plan or any Award agreement;
▪	adopting such rules or guidelines as it deems appropriate to implement the Ninth Amended 2011 Plan;
▪	making all other decisions relating to the operation of the Ninth Amended 2011 Plan; and
▪	adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by employees of the Company, its parent, or its subsidiaries and affiliates who reside outside of the United States.

The Ninth Amended 2011 Plan administrator’s determinations under the Ninth Amended 2011 Plan shall be final and binding on all persons.

To the maximum extent permitted by applicable law, each member of the Ninth Amended 2011 Plan administrator shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Ninth Amended 2011 Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 32

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

Share Reserve

The stock issuable under the Ninth Amended 2011 Plan shall be authorized but unissued shares or treasury shares. The aggregate number of shares reserved for Awards under the Ninth Amended 2011 Plan is 14,600,000 shares. Stockholders originally approved our 2011 Stock Incentive Plan at our 2011 Annual Meeting, with 3,200,000 shares initially reserved for future awards under it. Stockholders have approved eight prior amendment and restatements to the 2011 Stock Incentive Plan to, among other things, increase the number of shares reserved for Awards under it as follows:

▪	an additional 1,600,000 shares at the 2013 annual meeting of stockholders, for a total of 4,800,000 shares reserved;
▪	an additional 1,750,000 shares at the 2014 annual meeting of stockholders, for a total of 6,550,000 shares reserved;
▪	an additional 1,250,000 shares at the 2016 annual meeting of stockholders, for a total of 7,80,000 shares reserved;
▪	an additional 1,250,000 shares at the 2017 annual meeting of stockholders, for a total of 9,050,000 shares reserved;
▪	an additional 1,250,000 shares at the 2019 annual meeting of stockholders, for a total of 10,300,000 shares reserved;
▪	an additional 1,250,000 shares at the 2020 annual meeting of stockholders, for a total of 11,550,000 shares reserved;
▪	an additional 1,250,000 shares at the 2022 annual meeting of stockholders, for a total of 12,800,000 shares reserved; and
▪	an additional 1,000,000 shares at the 2023 annual meeting of stockholders, for a total of 13,800,000 shares reserved.

In addition, any shares subject to stock options or similar awards granted under our 2001 Plan that are forfeited or repurchased by the Company or that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2001 Plan on or after November 16, 2011, when our 2011 Stock Incentive Plan was first approved by stockholders, shall be added to the Ninth Amended 2011 Plan share reserve and shall become available for issuance pursuant to the Ninth Amended 2011 Plan, with the maximum number of such shares to be added to the Ninth Amended 2011 Plan pursuant to such terminations, forfeitures and repurchases not to exceed 3,500,000 shares. As of April 19, 2024, there were 509,793 such shares added to the 2011 Stock Incentive Plan. In the case of Awards other than stock options or stock appreciation rights, the aggregate number of shares reserved under the Ninth Amended 2011 Plan will be decreased at a rate of 1.33 per share issued pursuant to each such Award.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 33

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

If Awards are forfeited or are terminated for any reason before vesting or being exercised, then the shares underlying such Awards will again become available for Awards under the Ninth Amended 2011 Plan (for purposes of clarity, if the share reserve is reduced by 1.33 shares per share subject to Awards granted under the Ninth Amended 2011 Plan other than options or stock appreciation rights, then the share reserve shall be increased by 1.33 times the number of shares subject to such Awards that are so forfeited or terminated). Further, if shares acquired pursuant to any such Award, are forfeited to or repurchased by the Company such shares shall return to the Ninth Amended 2011 Plan and again be available for issuance pursuant to the Ninth Amended 2011 Plan, provided that in the case of Awards, other than options or stock appreciation rights 1.33 times the number of shares so forfeited or repurchased will return to the Ninth Amended 2011 Plan and will again become available for issuance. Stock appreciation rights to be settled in shares shall be counted in full against the number of shares available for issuance under the Ninth Amended 2011 Plan, regardless of the number of shares issued upon settlement of the stock appreciation rights. Notwithstanding the foregoing, shares subject to an Award under the Ninth Amended 2011 Plan may not again be made available for issuance under the Ninth Amended 2011 Plan if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares used to pay the exercise or purchase price of an Award, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Any dividend equivalents settled in cash distributed under the Ninth Amended 2011 Plan shall not reduce the number of shares available for Awards.

In the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, the Ninth Amended 2011 Plan administrator will make such adjustments as it, in its sole discretion, deems appropriate to the number of shares and kind of shares or securities issuable under the Ninth Amended 2011 Plan (on both an aggregate and per-participant basis) and under each outstanding Award, to the per-participant Award limits, and to the exercise price of outstanding stock options and stock appreciation rights.

As of April 19, 2024, the fair market value of a share of Company common stock (based on the closing price of the Company’s common stock) was $[•], and there were approximately [•]shares of our common stock subject to outstanding stock options granted under the 2011 Stock Incentive Plan with a weighted average exercise price of $[•] and a weighted average remaining term of [•] years. In addition, there were approximately [•] shares of our common stock subject to outstanding stock unit awards granted under the 2011 Stock Incentive Plan.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 34

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

Award Limitations

Subject to capitalization adjustments, no participant in the Ninth Amended 2011 Plan shall receive stock options and stock appreciation rights during any fiscal year of the Company covering in excess of 1,000,000 shares per Award type, and no participant in the Ninth Amended 2011 Plan shall receive stock grants or stock units during any fiscal year of the Company covering in excess of 1,000,000 shares. Subject to capitalization adjustments, the aggregate maximum number of shares that may be issued in connection with incentive stock options under the Ninth Amended 2011 Plan shall be 1,000,000 shares. Further, no incentive stock options may be granted after April 15, 2034, without further stockholder approval.

Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the Ninth Amended 2011 Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to options and stock appreciation rights.

Terms and Condition of Awards

Stock Options

In the case of stock options, each stock option granted under the Ninth Amended 2011 Plan shall be evidenced and governed by a stock option agreement between the participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the participant. The stock option agreement or the online grant summary to which such agreement refers shall specify whether the option is an incentive stock option or a non-qualified stock option, the number of shares granted, the exercise price, the vesting schedule, exercisability, and the term (not to exceed ten years from the date of grant). The exercise price of a stock option must not be less than 100% of the fair market value of a share (or 110% for an incentive stock option granted to an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its subsidiaries) on the date of grant.

Under the Ninth Amended 2011 Plan, the stock option exercise price must be paid at the time the shares are purchased and may generally be made in cash (including by check, wire transfer or similar means) or, if provided for in the applicable Award agreement, by cashless exercise, by surrendering previously acquired shares of Company common stock, or by any other form that is consistent with applicable laws, regulations and rules and approved by the Committee. Except as otherwise provided in the applicable Award agreement, a stock option may be exercised during the lifetime of the participant only or by the guardian or legal representative of the participant. No stock option can be exercised after the expiration date of the stock option.

Within the limitations of the Ninth Amended 2011 Plan, the Ninth Amended 2011 Plan administrator may modify, extend, or assume outstanding stock options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new stock options for the same or a different number of shares and at the same or a different exercise price. Notwithstanding the foregoing, no modification of a stock option shall, without the consent of the participant, impair his or her rights or obligations under such stock option and, unless there is approval by the Company stockholders, the Ninth Amended 2011 Plan administrator may not reprice outstanding stock options.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 35

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

Stock Appreciation Rights

In the case of stock appreciation right, each stock appreciation right granted under the Ninth Amended 2011 Plan shall be evidenced by an agreement between the participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the participant. A stock appreciation right agreement may provide for a maximum limit on the amount of any payout notwithstanding the fair market value on the date of exercise of the stock appreciation right. Each stock appreciation right agreement or the online grant summary to which such agreement refers shall specify the number of shares to which the stock appreciation right pertains, the exercise price, exercisability, and the term (not to exceed ten years from the date of grant). The exercise price of a stock appreciation right must not be less than 100% of the fair market value of a share on the date of grant.

Stock appreciation rights may be awarded in combination with stock options or stock grants, and such an Award shall provide that the stock appreciation rights will not be exercisable unless the related Award is forfeited. No stock appreciation right can be exercised after the expiration date provided in the applicable Award agreement.

If, on the date when a stock appreciation right expires, the exercise price under such stock appreciation right is less than the fair market value of a share on such date but any vested portion of such stock appreciation right has not been exercised or surrendered, then such stock appreciation right shall automatically be deemed to be exercised as of such date with respect to such vested portion. Upon exercise of a stock appreciation right, the participant (or any person having the right to exercise the stock appreciation right after the participant’s death) shall receive from the Company (i) shares, (ii) cash or (iii) any combination of shares and cash, as the Ninth Amended 2011 Plan administrator shall determine at the time of grant of the stock appreciation right, in its sole discretion.

The amount of cash and/or the fair market value of shares received upon exercise of stock appreciation rights shall, in the aggregate, be equal to the amount by which the fair market value (on the date of surrender) of the shares subject to the stock appreciation rights exceeds the exercise price of the shares.

Stock Grants

In the case of stock grants, a stock grant may be issued with or without cash consideration. Each stock grant awarded under the Ninth Amended 2011 Plan shall be evidenced and governed by a stock grant agreement between the participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the participant. The stock grant agreement or the online grant summary to which such agreement refers shall specify the number of shares granted and the vesting conditions and schedule in the event any shares subject to the Award are restricted and subject to vesting.

The holder of a stock grant awarded under the Ninth Amended 2011 Plan will be credited with all dividends and other distributions that are paid by the Company on an equivalent number of shares that are not subject to such restrictions. Any such dividends and other distributions shall be distributed only if, when and to the extent the related shares vest. Dividends and other distributions credited with respect to any shares that do not vest shall be forfeited.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 36

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

Stock Units

In case of stock units, each stock unit granted under the Ninth Amended 2011 Plan shall be evidenced by a stock unit agreement between the participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the participant. Each stock unit agreement shall specify the number of shares to which the stock unit pertains, and the vesting conditions for the stock units (if any). Settlement of vested stock units may be made in the form of cash, shares, or any combination of both, as determined by the Ninth Amended 2011 Plan administrator at the time of the grant of the stock units, in its sole discretion. Methods of converting stock units into cash may include (without limitation) a method based on the average fair market value of shares over a series of trading days. Vested stock units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the stock units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

The Ninth Amended 2011 Plan administrator may, in its sole discretion, provide that dividend equivalents will be credited in connection with the grant of stock units that may be settled in cash, in shares of equivalent value, or in some combination thereof. Any dividend equivalents credited with respect to stock units shall be equal in value to the dividends and other distributions that are paid by the Company on an equivalent number of shares and shall be settled in cash or shares to the participant (with or without interest or other earnings, as provided at the discretion of the Ninth Amended 2011 Plan administrator) only if, when and to the extent the related stock units vest. Dividend equivalents credited with respect to any stock unit that does not vest shall be forfeited.

Assignment or Transfer of Awards

Except as otherwise provided in the applicable Award agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), no Award shall be transferable by the participant other than by will or by the laws of descent and distribution. No stock option, stock appreciation right or interest therein may be assigned, pledged, or hypothecated by the participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment, or similar process. Except as otherwise provided in the applicable Award agreement, no stock unit, unvested stock grant or interest therein may be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law.

Termination of Service

Unless otherwise provided in the applicable Award agreement, or with respect to a participant who resides in the U.S., the applicable employment agreement provides otherwise, in the event of a participant’s termination of service (and, in all cases, subject to the term of the stock option and/or stock appreciation right, all unvested (or, in the case of a termination for cause, all vested, unvested and unvested) portions of any outstanding Awards shall terminate and/or be immediately forfeited without consideration, and stock options and stock appreciation rights will generally expire 90 days (inclusive) following the termination of service for any reason other than cause, death or disability and 6 months (inclusive) following a termination of service for death or disability.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 37

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

Amendment of Awards

Within the limitations of the Ninth Amended 2011 Plan, the Ninth Amended 2011 Plan administrator may modify, extend, or assume outstanding Awards or may accept the cancellation of outstanding Awards (whether granted by the Company or by another issuer) in return for the grant of new Awards for the same or a different number of shares and, as applicable, at the same or a different exercise price. Notwithstanding the foregoing, no modification of an Award shall, without the consent of the participant, impair his or her rights or obligations under such stock appreciation right and, unless there is approval by the Company stockholders, the Ninth Amended 2011 Plan administrator may not reprice outstanding stock options or stock appreciation rights.

Performance Goals

Awards under the Ninth Amended 2011 Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be based on an objective formula or standard utilizing one or more of the following factors, including but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) write-offs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) regulatory activity; (xxv) manufacturing, production or inventory; (xxvi) mergers and acquisitions or divestitures; and/or (xxvii) financings, each with respect to the Company and/or one or more of its parent, subsidiaries, affiliates or operating units.

Effect of a Change in Control or Dissolution

The Ninth Amended 2011 Plan provides that in the event of a change in control, except as set forth in an Award agreement, if the successor corporation does not continue, assume, or substitute for outstanding Awards, the participants will fully vest in all their outstanding and unvested Awards and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, and, with respect to Awards with performance-based vesting, all performance goals will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not continued, assumed, or substituted in the event of a change in control, the Company will notify the participant in writing or electronically that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the change in control, and such Award shall terminate upon the expiration of such period. Furthermore, in the event an Award continues in effect or is assumed or an equivalent Award substituted, and a participant’s service is terminated by the Company or one of its subsidiaries without cause upon or within twenty-four (24) months following the change in control, then such participant shall be fully vested in such continued, assumed, or substituted Award. To the extent not previously exercised or settled, options, stock appreciation rights and stock units shall terminate immediately prior to the dissolution or liquidation of the Company.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 38

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

For purposes of the Ninth Amended 2011 Plan, a “change in control” means the consummation of any of the following transactions: (i) the sale of all or substantially all of our assets; (ii) the merger of the Company with or into another corporation in which securities possessing more than 50% of the total combined voting power of the Company are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; (iii)the acquisition, directly or indirectly, by any person or related group of persons of beneficial ownership of securities of the Company representing more than 50% of the total combined voting power of our then outstanding securities (provided, however, that the acquisition of additional stock by any person or related group of persons, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a change in control); or (iv) a change in the effective control of the Company, which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Clawback

Each participant must comply with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, including without limitation the Company’s Compensation Recovery Policy. Notwithstanding anything to the contrary, (i) compliance with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, will be a pre-condition to earning, or vesting in, any Award under the Ninth Amended 2011 Plan and (ii) any Awards under the Ninth Amended 2011 Plan that are subject to the Company’s Compensation Recovery Policy will not be earned or vested, even if already granted, paid, or settled, until the Company’s Compensation Recovery Policy ceases to apply to such Awards and any other vesting conditions applicable to such Awards are satisfied.

Amendment and Termination of Plan

The Board may amend or terminate the Ninth Amended 2011 Plan at any time and for any reason. Any such termination of the Ninth Amended 2011 Plan, or any amendment thereof, shall not impair any Award previously granted under the Ninth Amended 2011 Plan. No Awards shall be granted under the Ninth Amended 2011 Plan after the plan’s termination. An amendment of the Ninth Amended 2011 Plan shall be subject to the approval of the Company’s stockholders only to the extent such approval is required by applicable laws, regulations, or rules.

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to federal income tax consequences under current U.S. tax law of participation in the Ninth Amended 2011 Plan and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Ninth Amended 2011 Plan. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Ninth Amended 2011 Plan.

A recipient of an incentive stock option, nonstatutory stock option, or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 39

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally required period (two-years from the date of grant and one-year from the date of exercise). If the shares are not held for the legally-required period, the participant will generally recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price.

For stock Awards subject to vesting (restricted stock), unless the participant elects to be taxed at the time of receipt of the restricted stock, the participant will not have taxable income upon the receipt of the Award, but upon vesting will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any).

For Awards of stock units, a participant does not receive any taxable income at the time the Award of stock units is granted. Instead, when the stock units vest and the shares of stock are transferred, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received.

At the discretion of the Ninth Amended 2011 Plan administrator, the Ninth Amended 2011 Plan allows a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an Award by electing to have shares withheld, and/or by delivering to the Company already-owned shares.

If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any Award is subject to withholding taxes (generally not applicable to incentive stock options) and the Company is allowed an income tax deduction equal to the amount of ordinary income recognized by the participant. However, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to certain executive officers. Under Section 162(m), annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

New Plan Benefits

The Ninth Amended 2011 Plan does not provide for set benefits or amounts of Awards, and we have not approved any Awards that are conditioned on stockholder approval of the Ninth Amended 2011 Plan. However, we plan to grant Awards to certain named executive officers, employees that are not executive officers, and current non-employee directors that remain directors following the Annual Meeting in connection with our annual award cycle following our Annual Meeting, which Awards will be made under the Ninth 2011 Amended Plan if it is approved by stockholders or under the Eighth Amended 2011 Plan if the Ninth 2011 Amended Plan is not approved by stockholders. The planned Awards to non-employee directors are discussed in further detail in the section entitled “Director Compensation” below.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 40

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

The following table summarizes the RSU grants that each of these individuals or groups will receive following the Annual Meeting. All other future Awards to directors, executive officers, employees, and consultants of the Company under the Ninth Amended 2011 Plan are discretionary and cannot be determined at this time.

Number
Name of Individual or Group	Dollar Value	of Units
John K. Kibarian, Ph.D.	—	—
Chief Executive Officer, President, and Director
Adnan Raza (1)	—	—
Chief Financial Officer, Executive Vice President, Finance
Kimon W. Michaels, Ph.D.	—	—
Executive Vice President, Products and Solutions and Director
Andrzej Strojwas	—	—
Chief Technology Officer
All current executive officers, as a group	—	—
All current directors who are not executive officers, as a group (1)	$900,000	—
All employees who are not executive officers, as a group	—	—
(1)	Represents the dollar value of RSUs that we expect to grant to our non-employee directors pursuant to our non-employee director compensation program. The number of shares subject to these RSUs is not determinable because it will be only known at the time of grant. These Awards will be made under the Ninth 2011 Amended Plan if it is approved by stockholders or under the Eighth Amended 2011 Plan if the Ninth 2011 Amended Plan is not approved by stockholders.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 41

Proposal No. 4:
Approval of our Ninth Amended and Restated 2011 Stock Incentive Plan

Historical Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to stock awards that have been granted (even if not currently outstanding) under our 2011 Stock Incentive Plan, since the plan became effective, as amended and restated through April 19, 2024 (the “2011 Stock Incentive Plan”).

Number of Shares
Subject to Stock
Name of Individual or Group	Awards
John K. Kibarian, Ph.D.	[•]
Chief Executive Officer, President, and Director
Adnan Raza	[•]
Executive Vice President, Finance and Chief Financial Officer
Kimon W. Michaels, Ph.D.	[•]
Executive Vice President, Products and Solutions and Director
Andrzej Strojwas	[•]
Chief Technology Officer
All current executive officers, as a group	[•]
All current directors who are not executive officers, as a group (1)	[•]
Each associate of any executive officer, current director or director nominee (2)	[•]
Each person who received 5% or more of the awards granted under the 2011 Stock Incentive Plan	[•]
All employees, including all current officers who are not executive officers, as a group	[•]
(1)	Chi-Foon Chan ([•] shares), Kimon W. Michaels ([•] shares) and Shuo Zhang ([•] shares) who are nominees for re-election as directors are included within this group.
(2)	Represents shares subject to awards granted to Dr. Michaels’s spouse.

Equity Compensation Plan Information

Please also refer to the Equity Compensation Plan Information table on page 55 for further information about the shares, which may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2023.

Recommendation of the Board

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE APPROVAL OF THE NINTH AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 42

Proposal No. 5:	Approval of our First Amended and Restated 2021 Employee Stock Purchase Plan

At the Annual Meeting, we are asking our stockholders to approve our First Amended and Restated 2021 Employee Stock Purchase Plan (the “Amended ESPP”), which is the first amendment and restatement of the Company’s 2021 Employee Stock Purchase Plan to, among other things, increase the number of shares reserved for options by an additional 200,000 shares for a total of 1,200,000 shares and eliminate the term of the plan.

Background

Our Board of Directors adopted the Amended ESPP on April 15, 2024, subject to the approval of stockholders.

As of April 19, 2024, there were [•] shares remaining available for future options under the 2021 Employee Stock Purchase Plan. The Amended ESPP would result in [•] shares being available for future options based on the shares available for future options under the Amended ESPP as of April 19, 2024.

If approved by our stockholders, the Amended ESPP will take effect on June 18, 2024, and will continue in effect until terminated by the Board pursuant to the terms of the Amended ESPP. The Amended ESPP will govern all options granted on or after June 18, 2024, and the 2021 Employee Stock Purchase Plan will continue to govern all options granted prior to June 18, 2024. If our stockholders do not approve this proposal, then the Amended ESPP, including an increase in the number of shares available for issuance and the other amendments described in this proposal, will not become effective and the 2021 Employee Stock Purchase Plan will continue in effect.

Reasons to Approve the Amended ESPP

The Amended ESPP, which is an important component of the overall compensation package we offer to our employees, provides eligible employees with an opportunity to purchase shares of our common stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests.

The Board believes that it is in the best interests of the Company and our stockholders to approve the Amended ESPP, which would increase the number of shares reserved for purchaser rights by an additional 200,000 shares for a total of 1,200,000 shares and eliminate the term of the plan so that we can continue to provide an opportunity for eligible employees to purchase shares of common stock of the Company, and thereby have an additional incentive to contribute to the prosperity of the Company.

Summary of Changes to 2021 Employee Stock Purchase Plan

The 2021 Employee Stock Purchase Plan is being amended to provide, among other things, for the following:

▪	Increase in Share Reserve. Subject to capitalization adjustments described below, as of June 18, 2024, a total of 1,200,000 shares will be authorized for options granted under the Amended ESPP (which amount is equal to 200,000 new shares). See below for more information.
▪	Eliminate the Term of the Plan. Subject to stockholder approval, the Amended ESPP will not have a term.
▪	Clarify Leave of Absence. Clarified that participants on certain leaves of absence will continue to be participants for a period equal to the longer of 3 months after such participant’s leave first began or so long as the participant's right to reemployment with his or her employer is guaranteed either by the employer’s written, legally enforceable agreement with the participant, statute, or applicable laws.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 43

Proposal No. 5:
Approval of our First Amended and Restated 2021 Employee Stock Purchase Plan

Amended ESPP Reflects Governance Best Practices

The Amended ESPP includes provisions that protect our stockholders’ interests and reflect corporate governance best practices.

▪	Purchase price is at least 85% of fair market value.
▪	Offering periods do not exceed 27 months.
▪	The number of shares allocated to the Amended ESPP is less than 10% of our outstanding shares overall.

Description of the Amended ESPP

The material features of the Amended ESPP are outlined below. This summary does not purport to be a complete description of all the provisions of the Amended ESPP. It is qualified in its entirety by reference to the full text of the Amended ESPP. A copy of the Amended ESPP has been filed with the SEC as Appendix C to this proxy statement, and any stockholder who desires to obtain a copy of the plan may do so by written request to the Company’s Secretary at PDF Solutions, Inc., Attention: Corporate Secretary, 2858 De La Cruz Boulevard, Santa Clara, CA 95050.

Eligibility and Purchase Rights

Employees of the Company and those subsidiaries of the Company that the Board has designated to participate may participate in the Amended ESPP, except an employee is not eligible to participate in the Amended ESPP if he or she owns or has the right to acquire 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company (including stock attributed to such employee pursuant to section 424(d) of the Code). The Amended ESPP administrator, in its discretion, from time-to-time may, prior to an enrollment date for all options to be granted on such enrollment date, determine (on a uniform and nondiscriminatory basis) that an employee will not be eligible to participate in the Amended ESPP if he or she: (1) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Amended ESPP administrator in its discretion), (2) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Amended ESPP administrator in its discretion), or (3) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Amended ESPP administrator in its discretion).

Participation in the Amended ESPP is available to all employees of the Company and its wholly owned subsidiaries that are designated by the Board to participate in the plan. The Board has designated all subsidiaries to participate in the Amended ESPP. As of April 19, 2024, approximately [•] employees, including [•] executive officers, were eligible to participate in the Amended ESPP.

Administration of the Amended ESPP

The Amended ESPP will be administered by the CHCM Committee. The Amended ESPP administrator shall have the authority to control and manage the operation and administration of the Amended ESPP. The Amended ESPP administrator shall have all powers and discretion necessary or appropriate to supervise the administration of the Amended ESPP and to control its operation in accordance with its terms, including, but not by way of limitation:

▪	to interpret and determine the meaning and validity of the provisions of the Amended ESPP and the options and determine any question arising under, or in connection with, the administration, operation or validity of the Amended ESPP or the options;

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 44

Proposal No. 5:
Approval of our First Amended and Restated 2021 Employee Stock Purchase Plan

▪	to determine any and all considerations affecting the eligibility of any employee to become a participant or to remain a participant in the Amended ESPP;
▪	to cause an account or accounts to be maintained for each participant, to determine the time or times when, and the number of shares for which, options shall be granted;
▪	to establish and revise an accounting method or formula for the Amended ESPP;
▪	to designate a custodian or broker to receive shares purchased under the Amended ESPP and determine the manner and form in which shares are to be delivered to the designated custodian or broker;
▪	to determine the status and rights of participants and their beneficiaries or estates;
▪	to employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Amended ESPP;
▪	to establish, from time-to-time, rules for the performance of its powers and duties and for the administration of the Amended ESPP;
▪	to adopt such procedures and subplans as are necessary or appropriate to permit participation in the Amended ESPP by employees who are foreign nationals or employed outside of the United States; and
▪	To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Amended ESPP administrator one or more of the functions of the Amended ESPP administrator under the Amended ESPP.

All actions, interpretations, and decisions of the Amended ESPP administrator shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

The Company and each participating subsidiary shall indemnify and hold harmless the members of the CHCM Committee and the Board, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act, or decision with respect to the Amended ESPP, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

Share Reserve

If stockholders approve the Amended ESPP, a total of 1,200,000 shares will be reserved for issuance under the Amended ESPP. In the event of any reorganization, recapitalization, stock split, subdivision of the outstanding shares, reverse stock split, stock dividend, declaration of a dividend payable in a form other than shares in an amount that will have a material effective on the shares, combination or consolidation of shares, merger, consolidation, offering of rights, spin-off or other similar change in the capital structure of the Company, the Board shall make appropriate adjustments in the number, kind and purchase price of the shares or securities available for purchase under the Plan and in the maximum number of shares or kind of securities subject to and purchase price for any purchase right under the Amended ESPP.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 45

Proposal No. 5:
Approval of our First Amended and Restated 2021 Employee Stock Purchase Plan

Participation and Enrollment

Each eligible Employee may elect to become a participant by enrolling or re-enrolling in the Amended ESPP effective as of any enrollment date established by the Amended ESPP administrator. To enroll, an eligible employee must complete, sign and submit to the Company an enrollment form in such form, manner and by such deadline as may be specified by the Amended ESPP administrator from time to time (in its discretion and on a nondiscriminatory basis). Any participant whose option expires and who has not withdrawn from the Amended ESPP automatically will be re-enrolled in the Amended ESPP on the enrollment date immediately following the purchase date on which his or her option expires. Any participant whose option has not expired and who has not withdrawn from the Amended ESPP automatically will be deemed to be un-enrolled from the participant’s current option and be enrolled as of a subsequent enrollment date if the price per share on such subsequent enrollment date is lower than the price per share on the enrollment date relating to the participant’s current option.

On his or her enrollment form, each participant must elect to make plan contributions via payroll withholding from his or her eligible compensation. Eligible compensation includes a participant’s regular wages, provided the Amended ESPP administrator, in its discretion, may (on a uniform and nondiscriminatory basis) establish a different definition of eligible compensation prior to an enrollment date for all options to be granted on such enrollment date. Pursuant to such procedures as the Amended ESPP administrator may specify from time to time, a participant may elect to have withholding equal to a whole percentage from 1% to 10% (or such lesser, or greater, percentage that the Amended ESPP administrator may establish from time to time for all options to be granted on any enrollment date). A participant may elect to increase or decrease his or her rate of payroll withholding by submitting a new enrollment form in accordance with such procedures as may be established by the Amended ESPP administrator from time to time. A participant may stop his or her payroll withholding by submitting a new enrollment form in accordance with such procedures as may be established by the Amended ESPP administrator from time to time. To be effective as of a specific date, an enrollment form must be received by the Company no later than the deadline specified by the Amended ESPP administrator, in its discretion and on a nondiscriminatory basis, from time to time. Any participant who is automatically re-enrolled in the Amended ESPP will be deemed to have elected to continue his or her contributions at the percentage last elected by the participant.

Offerings

On each enrollment date on which a participant enrolls or re- enrolls in the Amended ESPP, he or she shall be granted an option to purchase shares of our common stock. Each option granted under the Amended ESPP shall expire upon the conclusion of the option’s offering period which will end on the earliest to occur of (a) the completion of the purchase of shares on the last purchase date occurring within 27 months of the grant date of such option, (b) such shorter option period as may be established by the Amended ESPP administrator from time to time prior to an enrollment date for all options to be granted on such enrollment date, or (c) the date on which the participant ceases to be a participant for any reason. Until otherwise determined by the Amended ESPP administrator for all options to be granted on an enrollment date, the period referred to in clause (b) in the preceding sentence shall mean the period from the applicable enrollment date through the last business day prior to the immediately following enrollment date. The number of shares available for purchase by each participant under an option will be established by the Amended ESPP administrator from time to time prior to an enrollment date for all options to be granted on such enrollment date.

Amended ESPP will be implemented by a series of overlapping offering periods of 24 months’ duration, with new offering periods commencing on February 1 and August 1 of each year. Each offering period will consist of four consecutive purchase periods of six months’ duration, and at the end of each six-month period, an automatic purchase will be made for participants.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 46

Proposal No. 5:
Approval of our First Amended and Restated 2021 Employee Stock Purchase Plan

Purchase of Shares

On each purchase date, the funds then credited to each participant’s account shall be used to purchase whole shares of our common stock. Any cash remaining after whole shares of common stock have been purchased shall be carried forward in the participant’s account for the purchase of shares on the next purchase date. The price per share of the shares purchased under any option granted under the Amended ESPP shall be 85% of the lower of the closing price per share on the Nasdaq National Market System on (i) the grant date for such option (or, if the grant date is a non-trading day on the Nasdaq National Market, then the closing price on the prior Nasdaq trading day) or (ii) the purchase date. Subject to the limitations below, the number of shares of our common stock a participant purchases during each purchase period is determined by dividing the total amount of payroll deductions withheld from the participant’s paychecks during the purchase period by the purchase price.

Shares purchased on any purchase date shall be delivered directly to a participant or to a custodian or broker (if any) designated by the Amended ESPP administrator to hold shares for the benefit of the participants. As determined by the Amended ESPP administrator from time to time, such shares shall be delivered as physical certificates or by means of a book entry system.

If at any time the shares available under the Amended ESPP are over- enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Such reduction method shall be “bottom up,” with the result that all option exercises for one share shall be satisfied first, followed by all exercises for two shares, and so on, until all available shares have been exhausted. Any funds that, due to over-enrollment, cannot be applied to the purchase of whole shares shall be refunded to the participants (without interest thereon).

Limitations on Shares

Under the Amended ESPP, no employee shall be granted an option if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or its subsidiaries. In addition, no employee shall be granted an option under the Amended ESPP if the option would permit the employee to purchase stock under all our employee stock purchase plans and our subsidiaries in an amount that exceeds $25,000 of fair market value of such shares for each calendar year in which the option is outstanding at any time. In addition, the Amended ESPP limits the number of shares that any participant can purchase on a purchase date to 12,500 shares.

Designation of Beneficiaries

For so long as the Amended ESPP administrator determines (on a uniform and nondiscriminatory basis) to permit the designation of beneficiaries, each participant may, pursuant to such uniform and nondiscriminatory procedures as the Amended ESPP administrator may specify from time to time, designate one or more beneficiaries to receive any amounts credited to the participant’s account at the time of his or her death. A participant may designate different beneficiaries (or may revoke a prior beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Amended ESPP administrator and, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the participant still is living), but without prejudice to the Amended ESPP administrator on account of any payment made before the change is recorded. The last effective designation received by the Amended ESPP administrator shall supersede all prior designations. If a participant dies without having effectively designated a beneficiary, or if no beneficiary survives the participant, the participant’s account shall be payable to his or her estate.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 47

Proposal No. 5:
Approval of our First Amended and Restated 2021 Employee Stock Purchase Plan

Withdrawal

A participant may withdraw at any time without affecting his or her eligibility to participate in future offerings by submitting a completed enrollment form to the Company. A withdrawal will be effective only if it is received by the Company by the deadline specified by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time. When a withdrawal becomes effective, the Participant’s payroll contributions shall cease, and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon).

Cessation of Participation

Participation ceases immediately upon the cessation of a participant’s status as an eligible employee (for example, because of his or her termination of employment from the Company and all participating subsidiaries for any reason). As soon as practicable after such cessation, the participant’s payroll contributions shall cease and all amounts then credited to the participant’s account shall be distributed to him or her (without interest thereon).

Any participant who is (i) on a leave of absence approved by the participant’s employer, or (ii) otherwise temporarily not an eligible employee even though the participant is still an employee of the Company or a subsidiary (the first date of either such event is referred to herein as the “Transition Date”), shall continue to be a participant for a period the longer of (i) 3 months after such Transition Date or so long as the participant’s right to reemployment with his or her employer is guaranteed either by the applicable employer’s written, legally enforceable agreement with the Participant, or statute, or applicable laws. If the participant does not return from his or her leave of absence or otherwise become an eligible employee again by the date that is 3 months from the Transition Date, his or her employment relationship will be deemed to have terminated, and his or her election to participate in the Amended ESPP shall be deemed to have been cancelled on the first day following such 3 month period after the Transition Date, unless the participant’s right to reemployment with his or her employer is guaranteed either by statute or applicable laws, in which case his or her election to participate in the Amended ESPP shall be deemed to have been cancelled on the first (1st) day after the date that the participant’s right to reemployment with his or her employer is no longer guaranteed either by statute or applicable laws.

Transferability

Except as otherwise described in “Designation of Beneficiaries” above, in no event may either a Participant, a former Participant or his or her beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Amended ESPP, and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process.

Change in Control

The Amended ESPP provides that in the event of change in control, each right to purchase stock under the Amended ESPP will automatically be exercised immediately prior to the effective date of such change in control, subject to the limitations of the Amended ESPP. The purchase price will generally be equal to 85% of the lesser of the fair market value of our common stock on (i) the grant date of the option or (ii) the day immediately prior to consummation of the transaction. The Company shall use its best efforts to provide at least 10 days’ prior written notice of the occurrence of such change in control and participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of such change in control.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 48

Proposal No. 5:
Approval of our First Amended and Restated 2021 Employee Stock Purchase Plan

For purposes of the Amended ESPP, “change in control” generally means an event in which the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the jurisdiction in which the Company is incorporated, a merger or consolidation with a wholly-owned subsidiary, or any other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated.

Amendment or Termination

The Board, in its sole discretion, may amend or terminate the Amended ESPP, or any part thereof, at any time and for any reason. If the Amended ESPP is terminated, the Board, in its discretion, may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next purchase date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares shall be returned to the participants (without interest thereon) as soon as administratively practicable.

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to federal income tax consequences under current U.S. tax law of participation in the Amended ESPP and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Amended ESPP. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Amended ESPP.

The Amended ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under this type of plan, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, due to the grant of the option at the beginning of an offering or the purchase of shares at the end of an offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the Amended ESPP are sold or otherwise made the subject of disposition. A sale or other disposition of shares purchased under the Amended ESPP will be a disqualifying disposition if it is made within 2 years after the first day of the offering period pursuant to which the shares were purchased or 1 year after the purchase date. If the participant makes a disqualifying disposition of shares purchased under the Amended ESPP, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition and the Company will be entitled to an income tax deduction for the same amount for the taxable year of the Company in which the disposition occurs, although the income tax deduction may be limited by the non-deductibility of compensation paid to certain of our officers under Section 162(m) of the Internal Revenue Code. In no other instance will the Company be allowed a deduction with respect to the participant’s disposition of the purchased shares. Any additional gain (or loss) on the disposition will be a capital gain (or loss) to the participant.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 49

Proposal No. 5:
Approval of our First Amended and Restated 2021 Employee Stock Purchase Plan

If the participant disposes of shares purchased under the Amended ESPP after satisfying the holding period outlined above (a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price or (ii) 15% of the fair market value of the shares on the first day of the offering period pursuant to which the shares were purchased. This amount of ordinary income will be added to the basis in the shares and any gain (or loss) recognized upon the disposition will be a long-term capital gain (or loss).

New Plan Benefits

The Amended ESPP does not provide for set benefits or amounts of options and we have not approved any options that are conditioned on stockholder approval of the Amended ESPP. Because benefits under the Amended ESPP will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Amended ESPP is approved by our stockholders.

Historical Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock purchased under our 2021 Employee Stock Purchase Plan, since the plan became effective, as amended and restated through April 19, 2024 (the “2021 ESPP”).

Number of Shares
Name of Individual or Group	Purchased
John K. Kibarian, Ph.D.	—
Chief Executive Officer, President and Director
Adnan Raza	2,213
Executive Vice President, Finance and Chief Financial Officer
Kimon W. Michaels, Ph.D.	—
Executive Vice President, Products and Solutions and Director
Andrzej Strojwas	4,117
Chief Technology Officer
All current executive officers, as a group (1)	6,330
All current directors who are not executive officers, as a group (2)	—
Each associate of any executive officer, current director or director nominee (3)	—
Each person who received 5% or more of the awards granted under the 2021 ESPP	—
All employees, including all current officers who are not executive officers, as a group	479,545
(1)	Kimon W. Michaels (zero shares), an employee nominee for re-election as a director, is included in this group.
(2)	Non-employee directors, including Chi-Foon Chan (zero shares) and Shuo Zhang (zero shares), who are nominees for re-election as directors, are not eligible to participate in the 2021 ESPP.
(3)	Represents shares purchased by Dr. Michaels’s spouse.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 50

Proposal No. 5:
Approval of our First Amended and Restated 2021 Employee Stock Purchase Plan

Equity Compensation Plan Information

Please also refer to the Equity Compensation Plan Information table on page 55 for further information about the shares, which may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2023, which disclosure is incorporated by reference into this Proposal No. 5.

Recommendation of the Board

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE APPROVAL OF THE FIRST AMENDED AND RESTATED 2021 EMPLOYEE STOCK PURCHASE PLAN.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 51

Proposal No. 6:	Advisory Approval of our Named Executive Officers’ Compensation

In accordance with the requirements of Section 14A of the Exchange Act, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the 2023 compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The results of your approval are advisory, which means the outcome of this proposal is not binding on the Company, our Board of Directors or the CHCM Committee of the Board of Directors. However, the CHCM Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders and will take the outcome of the vote under advisement in evaluating our executive compensation principles, design, and practices. Assuming no change to our current policy regarding the frequency of such advisory vote, it is expected that the next say-on-pay vote will occur at the 2025 annual meeting of stockholders.

Recommendation of the Board:

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 52

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership as of April 19, 2024, of (i) each person known to us to be the beneficial holder of more than 5% of our outstanding common stock, (ii) each director and each director nominee, (iii) each Named Executive Officer identified in the Summary Compensation Table on page 66 of this Proxy Statement, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned also includes ownership of which the named person has the right to acquire, through conversion, option, and warrant exercise or otherwise, within 60 days after April 19, 2024.

Percentage of beneficial ownership is based on [•] shares outstanding as of April 19, 2024. For each named person, the percentage ownership includes beneficial ownership which the person has the right to acquire within 60 days after April 19, 2024. However, such beneficial ownership shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person. Except as otherwise indicated, the address for each person listed as a director or executive officer is c/o PDF Solutions, Inc., 2858 De La Cruz Boulevard, Santa Clara, California 95050.

The Company has relied upon information provided to the Company by its directors and Named Executive Officers and copies of documents sent to the Company that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

Amount and
Nature of
Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class
5% Stockholders:
BlackRock, Inc.(1)	4,840,071	[•]
Advantest America, Inc.(2)	3,306,924	[•]
The Vanguard Group(3)	3,089,669	[•]
John K. Kibarian(4)	2,512,474	[•]

Directors, Nominees and Named Executive Officers:
John K. Kibarian(4)	2,512,474	[•]
Kimon W. Michaels(5)	[•]	[•]
Joseph R. Bronson(6)	[•]	*
Chi-Foon Chan	[•]	*
Nancy Erba(7)	[•]	*
Michael B. Gustafson(8)	[•]	*
Ye Jane Li(9)	[•]	*
Adnan Raza	[•]	*
Andrzej Strojwas	[•]	*
Shuo Zhang(10)	[•]	*
All current directors and executive officers as a group (10 persons)(11)	[•]	[•]
*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 53

Security Ownership of Certain Beneficial Owners and Management

(1)	Based solely on the Schedule 13G/A filed on January 23, 2024 (the “BlackRock 13G”). The BlackRock 13G indicates that BlackRock, Inc. has sole voting power over 4,788,077 shares and sole dispositive power over 4,840,071shares. The stockholder’s address is 50 Hudson Yards, New York, NY 10001.
(2)	Based solely on the Schedule 13G filed jointly by Advantest America, Inc. and Advantest Corporation on August 6, 2020 (the “Advantest 13G”). The Advantest 13G indicates that Advantest America, Inc., a wholly-owned subsidiary of Advantest Corporation, holds of record 3,306,924 shares of Common Stock over which it has sole voting power and sole dispositive. The stockholder’s address is 3061 Zanker Road, San Jose, California 95134.
(3)	Based solely on the Schedule 13G/A filed on February 13, 2024 (the “Vanguard 13G”). The Vanguard 13G indicates that The Vanguard Group has sole dispositive power over 3,006,975 shares, shared voting power over 54,649shares and shared dispositive power over 82,694 shares. The stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Dr. Kibarian has sole voting and dispositive power to 39,718 shares, and shared voting and dispositive power to 2,472,756 shares, which are held in The John Kibarian and Gloria Chen Trust for which Mr. Kibarian is a trustee.
(5)	Dr. Michaels has sole voting and dispositive power to [•] shares and shared voting and dispositive power to [•] shares. Includes [•] shares held by Dr. Michaels’ spouse as separate property.
(6)	Includes 558 shares issuable to Mr. Bronson upon the vesting of RSUs that will vest within 60 days after April 19, 2024.
(7)	Includes 558 shares issuable to Ms. Erba upon the vesting of RSUs that will vest within 60 days after April 19, 2024.
(8)	Includes 558 shares issuable to Mr. Gustafson upon the vesting of RSUs that will vest within 60 days after April 19, 2024.
(9)	Includes 558 shares issuable to Ms. Li upon the vesting of RSUs that will vest within 60 days after April 19, 2024.
(10)	Includes 558 shares issuable to Ms. Zhang upon the vesting of RSUs that will vest within 60 days after April 19, 2024.
(11)	Consists of [•] shares held by our current directors and executive officers, as a group, of which 2,790 shares issuable upon the exercise of stock options and the vesting of RSUs that will vest within 60 days after April 19, 2024.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 54

Certain Relationships and Related Transactions

Related party transactions include, among other things, transactions between the Company, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC. Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors, its officers, its employees, and members of their respective families.

Our Board of Directors, upon recommendation of the Audit Committee, adopted a Related Parties Transactions Policy regarding the identification of related parties and transactions, and the approval process for such transactions. Further, the Audit Committee and Board have reviewed the Company’s implementation guidelines for this policy. Pursuant to its charter and the Related Parties Transactions Policy, the Audit Committee reviews and approves all related party transactions as required by the Nasdaq listing rules or as otherwise required to be disclosed by applicable laws and rules adopted by the SEC in the Company’s financial statements or periodic filings with the SEC, and in accordance with the Company’s Related Parties Transactions Policy. The Audit Committee will consider each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs, and benefits to us and the availability from other sources of comparable products or services. Additionally, our Code of Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to our compliance officer. Further, each officer and director is expected to identify to the Secretary, by means of an annual director questionnaire, any transactions between the Company and any person or entity with which the director may have a relationship that is engaged or about to be engaged in a transaction with the Company.

To our knowledge, in 2023, we have not been a participant in a transaction in which any related person of the Company had or will have a direct or indirect material interest, as contemplated by Item 404(a) of Regulation S-K.

Equity Compensation Plan Information

The following table provides information as of December 31, 2023, about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans.

Number of
Securities
Remaining
	Number of		Available for
	Securities to		Future Issuance
	be Issued		Under Equity
	Upon	Weighted-Average	Compensation
	Exercise of	Exercise Price	Plans
	Outstanding	of Outstanding	(excluding
	Options	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights (a)	Rights (b)	Column (a)) (c)
Equity Compensation Plans Approved by Stockholders	2,033,073	$15.92	4,299,592	(1)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	2,033,073		4,299,529
(1)	Includes 3,705,220 shares available for issuance pursuant to stock awards under the Eighth Amended and Restated 2011 Stock Incentive Plan and 594,309 shares available for issuance pursuant to options under the 2021 Employee Stock Purchase Plan, including 73,854 shares that were purchased during the purchase period under the plan commencing on August 1, 2023, and ending on January 31, 2024.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 55

Executive Compensation

Introduction

This Compensation Discussion and Analysis describes and analyzes the compensation program during the year ended December 31, 2023, for: our principal executive officer, our principal financial officer, and our other two Executive Officers that were serving as executive officers on December 31, 2023.

Collectively, these were our “Named Executive Officers” or “NEOs” for 2023:

▪	John K. Kibarian, Ph.D., our Chief Executive Officer and President;
▪	Adnan Raza, our Executive Vice President, Finance and Chief Financial Officer;
▪	Kimon Michael, Ph.D., our Executive Vice President, Products and Solutions; and
▪	Andrzej Strojwas, Ph.D., our Chief Technology Officer.

Compensation Governance

We endeavor to maintain good governance standards in our executive compensation program, as reflected by the following policies and practices that were in effect in 2023:

▪	CEO Compensation. In part due to his request, which is based on a desire to conserve equity for other purposes, including granting awards to other employees, Dr. Kibarian has not received an equity award since 2003. As a significant stockholder, Dr. Kibarian’s interests are already strongly aligned with the interests of our other stockholders.
▪	Independence. The CHCM Committee of our Board of Directors develops, reviews, and approves each element of executive compensation. The CHCM Committee is comprised solely of independent directors. Additionally, pursuant to its Charter, the CHCM Committee has the authority to engage a compensation consultant and other advisers as it deems appropriate or necessary to support it in fulfilling its responsibilities.
▪	No Perquisites. We do not provide perquisites or other personal benefits to our executive officers.
▪	No Tax Gross-Ups. We do not provide tax gross-ups or other tax reimbursement payments to our executive officers.
▪	Severance and Change in Control Agreements. Except in the case of Mr. Raza, whose employment agreement contains certain severance benefits, as described in more detail below, we do not have agreements with our NEOs who are currently employed by us that provide for severance benefits.
▪	Exclusive Decision-Making Power. The CHCM Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although our Chief Executive Officer and our Human Resources department periodically present compensation and benefit recommendations to the CHCM Committee. The CHCM Committee independently considers, and evaluates, whether to accept management’s recommendations with respect to NEO compensation.
▪	Periodic Review. The CHCM Committee, in connection with management, regularly reviews our executive compensation policies, practices and programs, including the mix of elements within our executive compensation program and the allocation between short-term and long-term compensation and cash and non-cash compensation, to ensure that our executive officers are compensated in a manner that is consistent with competitive market practice and sound corporate governance principles, and to reward them for performance tied to our primary business objective of delivering sustained high-performance to our customers and stockholders.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 56

Executive Compensation

▪	Risk Mitigation. The CHCM Committee regularly considers how the primary elements of our executive compensation program could encourage or mitigate excessive risk-taking and has structured our program to mitigate risk by rewarding performance tied to several reasonable business objectives, and avoiding incentives that could encourage inappropriate risk-taking by our NEOs.
▪	Clawback. In February 2023, the CHCM Committee adopted a compensation recoupment policy, based on the final SEC rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act, which provides for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers in the event of a restatement. In November 2023, the CHCM Committee updated this policy to comply with the Nasdaq listing rules and, in April 2024, further updated it to apply to all equity, including both performance-based and time-based equity.

Executive Compensation Objectives

The design and operation of our executive compensation program reflect the following objectives, established by our CHCM Committee, with a strong emphasis on tying NEO pay to Company performance:

▪	to emphasize performance-based compensation that is progressively weighted with seniority level;
▪	to align our NEOs’ interest with long-term stockholder value;
▪	to attract and retain talented leadership; and
▪	to maintain an executive compensation program that encourages our NEOs to adhere to high ethical standards.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 57

Executive Compensation

Elements of our Executive Compensation Program

All the elements of our executive compensation program, the specific philosophy behind each element, the basis for the CHCM Committee’s decisions regarding each element, and the objectives of our program that each element fulfills, are described below.

Objective
Element	Philosophy Statement	Basis for Compensation Decisions; Pay-for- Performance Criteria	Reward Performance	Attract & Retain	Align to Stockholder Value	Adhere to High- Ethical Standards
Base Salary	We provide a base salary to our NEOs as a significant element of their overall compensation to recruit and retain experienced executives.	Base salary takes into account the NEO’s qualifications, experience, prior salary, and competitive salary information based on competitive market data as described below.
Annual Cash Incentive Bonus

We provide an annual incentive cash bonus program to reward our NEOs for individual and Company performance, with 50% of each NEO’s target annual incentive cash bonus opportunity payable based on the achievement of specified Company year-over-year revenue growth, Company adjusted EBITDA, and individual performance rating goals under our PPCP, and the remaining 50% payable in the sole discretion of the CHCM Committee.

After the end of each year, the CHCM Committee reviews our performance and the individual NEO’s performance for the preceding year taking into consideration such factors as leadership qualities, business responsibilities, career with the Company, current compensation arrangements, and long-term potential to enhance stockholder value.

Annual Discretionary Long-Term Equity Incentive Awards

With the exception of our founders, whose interest are already aligned with the Company due to their substantial stock holdings, we provide annual discretionary long-term equity incentive awards, with vesting based on continued service with the Company to align our non-founder NEOs’ interests with those of our stockholders.

The CHCM Committee considers the non-founder NEO’s relative job scope, the value of such NEO’s outstanding long-term equity incentive awards, individual and Company performance history, prior contributions to the Company, the size of prior awards, and competitive market data as described below.

Health and Welfare Benefits and Retirement Benefits	We provide industry-standard programs to provide for the health, welfare and retirement planning of our NEOs, including life insurance equal to the lesser of $200,000 or base salary.	The CHCM Committee has determined that our NEOs may participate on the same terms in the same programs that are available to all employees.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 58

Executive Compensation

In connection with its annual assessment of our compensation policies and practices, the CHCM Committee maintains an annual cash incentive award program as further described below to drive our performance, including the performance of our affiliates and operating units, and to align, motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain Company performance goals.

Cash bonuses awarded pursuant to the annual cash incentive award program are based on the attainment of performance goals, which may include corporate and strategic business objectives, a participant’s individual performance and contribution to the Company, and/or any other factor deemed appropriate by the CHCM Committee. Performance goals and target amounts are established, and may be modified, by the CHCM Committee at any time, as determined appropriate in the CHCM Committee’s sole discretion. Corporate objectives may include one or more objective measurable performance factors. The CHCM Committee has reserved the right, in its sole discretion, to increase, reduce or eliminate the amount of cash bonus otherwise payable to a participant with respect to any performance period. No cash bonus will be payable with respect to any performance period until the applicable results have been verified by the CHCM Committee and the CHCM Committee otherwise determines that the underlying terms and conditions of the program have been satisfied.

Base Salaries

Our NEOs’ base salaries are reviewed annually and adjusted in the discretion of the CHCM Committee based on factors such as an NEO’s promotion or other significant change in responsibilities, sustained individual and Company performance and competitive market data. Due to positive individual performance throughout 2022 and after considering market data and internal equity considerations, the NEOs’ salaries were adjusted, effective April 1, 2023, as follows: Dr. Kibarian’s salary was increased from $440,000 per year to $450,000 per year, Mr. Raza’s salary was increased from $370,000 per year to $390,000 per year, Dr. Michaels’s salary was increased from $380,000 per year to $400,000 per year, and Dr. Strojwas’s salary was increased from $360,000 per year to $369,000 per year. The base salary paid to each NEO in 2023 is set forth in the “Summary Compensation Table” below.

Annual Cash Incentive Award Program

Pay-For-Performance Program

In February 2023, the CHCM Committee set the pay-for-performance component of our executive compensation program as it applied to 2023 by establishing the 2023 calendar year as a performance period under the Pay-for-Performance Compensation Program (“PPCP”) and setting the specific revenue, non-GAAP profitability, and individual performance goals as follows, with a general scaling for the amount to which the general Company bonus pool was funded in 2023, or what we call the “corporate factor”:

▪	Positive Year-Over-Year Revenue Growth
▪	Positive Adjusted EBITDA*
▪	Performance Rating Above “DM” (Did Not Meet Expectations)

*As used in the PPCP, “Adjusted EBITDA” means the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted for bonus expense, stock-based compensation expense, expenses of arbitration and acquisition-related costs.

We chose these measures because we believed they would motivate our executives to drive Company growth and profitability consistent with our board-approved annual financial and long-term strategic plans.

The “corporate factor” under the PPCP represents the funding of the general bonus pool. The corporate factor is determined by comparing the result of the sum of the target bonus of all employees multiplied by a factor representing everyone’s performance rating for 2023, to the total dollar amount accrued for the general bonus pool during the year.

Fifty percent (50%) of the overall annual cash incentive award program payout for each NEO is based on strategic contributions of each individual, including leadership regarding strategic initiatives and key account and partner relationships, and driving bookings and revenue activities.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 59

Executive Compensation

Target Bonus

In April 2023, the CHCM Committee, after consultation with its independent compensation consultant, set individual incentive opportunities, set as a percentage of base salary, corresponding with each individual’s position and responsibilities with the Company and competitive pay practices, 50% of which would then be subject to the above goals for the 2023 PPCP. In 2023, each NEO received target incentive opportunity increases based on their performance and market competitiveness and internal equity considerations. The table below sets forth the amount of each NEO’s target bonus opportunity for 2023 under the annual cash incentive award program, as compared to each NEO’s target bonus opportunity for 2022.

	2023 Total	2023 Total	2022 Total	2022 Total
	Target Incentive	Target Incentive	Target Incentive	Target Incentive
	Opportunity	Opportunity	Opportunity	Opportunity	Percentage
Name	(as % of base salary)	($)	(as % of base salary)	($)	Increase
John K. Kibarian	60%	$270,000	50%	$220,000	22.73%
Adnan Raza	60%	$234,000	50%	$185,000	26.49%
Kimon W. Michaels	60%	$240,000	50%	$190,000	26.32%
Andrzej Strojwas	50%	$184,500	50%	$180,000	2.50%

2023 Annual Cash Incentive Award Program Payout Results

In March 2024, the CHCM Committee reviewed the Company’s and each NEO’s 2023 performance against the goals and factors described above. For 2023, we achieved total revenue of $165.8 million, which is positive year-over-year growth of $17.3 million, and positive adjusted EBITDA of $38.6 million. Adjusted EBITDA is calculated as EBITDA (earnings before interest, taxes, depreciation, and amortization), adjusted for (i) $6.5 million in bonus expense; (ii) $21.5 million in stock-based compensation expense; and (iii) $2.8 million in arbitration expense and acquisition-related costs. All of the NEOs’ performance ratings for 2023 were higher than DM and the corporate factor was 66.98%.

The CHCM Committee met in executive session for the evaluation of Dr. Kibarian’s bonus payout. Dr. Kibarian submitted recommendations for each of the other NEOs based on his evaluation of each individual’s contributions to the Company’s strategic initiatives, which the CHCM Committee considered in determining the discretionary bonus award for the other NEOs.

Individual strategic contributions included:

John K. Kibarian	Leadership regarding strategic initiatives; building key customer relationships
Adnan Raza	Leadership regarding strategic initiatives; driving bookings and revenue activities
Kimon W. Michaels	Leadership regarding strategic initiatives; building key partner relationships
Andrzej Strojwas	Leadership regarding strategic initiatives; building key partner relationships

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 60

Executive Compensation

The PPCP bonus payout to each NEO for 2023 performance is set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” below, and the discretionary bonus payout to each NEO for 2023 performance is set forth in in the Bonus column of the “Summary Compensation Table” below.

			Corporate					Total Bonus
			Bonus	PPCP	Discretionary		Total Bonus	Payout
	Target Incentive	Achievement	Funding	Component	Component		Payout	(% of
Name	Opportunity	of PPCP Goals	Percentage	Payout	Payout		($)	Target)
John K. Kibarian	$270,000	100%	66.98%	$90,423	$39,577	(1)	$130,000	48.15%
Adnan Raza	$234,000	100%	66.98%	$78,367	$86,633		$165,000	70.51%
Kimon W. Michaels	$240,000	100%	66.98%	$80,376	$77,720		$158,096	65.87%
Andrzej Strojwas	$184,500	100%	66.98%	$61,789	$48,211		$110,000	59.62%
(1)	Dr. Kibarian elected to decrease his discretionary cash bonus payout from $90,450 to $39,577 to ensure the Company bonus pool would have additional funds to adequately reward and incentivize employees.

Annual Long-Term Equity Incentive Awards

In determining whether annual long-term equity incentive awards will be granted to our NEOs and the size of any such equity incentive awards, the CHCM Committee generally considers a number of factors, including, but not limited to, the relative job scope of the executive officer, the value of his existing long-term equity incentive awards, the NEO’s individual, and our, performance history, prior contributions to the Company, the size of prior equity incentive awards, and the peer data as described above. Based on some or all of these factors, the CHCM Committee determines in its discretion the total annual long-term equity incentive awards that it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Based on their strong individual performance in 2022, on July 1, 2023, 20,000 RSUs were granted to Mr. Raza and 10,000 RSUs were granted to Dr. Strojwas. These awards each vest 12.5% of the total RSUs on the date that is six months after the July 1, 2023, vesting start date and 12.5% of the total RSUs on each date that is six months thereafter until fully vested, subject to the NEO’s continued service through each applicable vesting date. Despite strong individual performance by Drs. Kibarian and Michaels, no equity award was granted to them due to their significant ownership in the Company from their history as founders of the Company and their corresponding, existing alignment with stockholders in general, as well as a desire on the part of Drs. Kibarian and Michaels to reserve the stock pool for other purposes, such as awards to other employees and consultants. The amount of, and the vesting schedules for, equity awards granted to our NEOs in 2023 are set forth below in the “Grants of Plan-Based Awards for Fiscal Year 2023” table below.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 61

Executive Compensation

Compensation of Dr. Kibarian

Our Chief Executive Officer and President, Dr. Kibarian, is also a co-founder of the Company. As of April 19, 2024, Dr. Kibarian owned 6.64% of the Company’s common stock. Given his significant equity stake, Dr. Kibarian’s interests are strongly aligned with our other stockholders and, accordingly, he has a strong incentive to manage the Company from the perspective of an owner. As such, Dr. Kibarian has requested that, instead of using the limited shares available for issuance under our stock plans to further increase his ownership interest, the CHCM Committee should use such shares for awards for other employees of the Company, in the CHCM Committee’s sole discretion, to further our ability to provide appropriate incentives aimed at motivating and retaining such employees and the creation of further long-term stockholder value. No long-term equity incentive award was paid or granted to Dr. Kibarian in 2023. Dr. Kibarian also requested a small discretionary cash bonus for 2023 performance, preferring to reserve the limited long-term equity incentive award pool for other employees of the Company, and received a bonus in the amount of $39,577. The base salary paid to Dr. Kibarian is set forth in the “Summary Compensation Table” below.

2023 Compensation Decision-Making Process and Results

Process

Generally, around the first quarter of each year, the CHCM Committee reviews the previous year’s performance of each of our NEOs and the Company. The CHCM Committee relies upon the judgment of its members in making compensation decisions, reviewing the performance of the Company and carefully evaluating each NEO’s performance during the year against leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements, and long-term potential to enhance stockholder value. Also, while the CHCM Committee may consider competitive market compensation paid by peer companies, as further described below, in assessing the reasonableness of compensation, the CHCM Committee does not attempt to achieve and maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine NEO compensation. Instead, the CHCM Committee maintains the flexibility in its assessment and decision-making process to respond to and adjust for the evolving business environment. The CHCM Committee strives to achieve an appropriate mix between equity incentive awards and cash payments to meet the objectives of our executive compensation program and may consider such data in its compensation decisions; however, no particular apportionment goal is set.

We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior performance (as well as their actual ability to do so) and to retain them to continue their careers with the Company on a cost-effective basis. The CHCM Committee discusses our Chief Executive Officer’s compensation package with him but makes decisions with respect to his compensation without him present. The CHCM Committee reports to our Board of Directors on the major items covered at each Committee meeting.

The CHCM Committee believes our executive compensation programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy. As has been the case in the past, the CHCM Committee will consider any stockholder concerns and feedback on its executive compensation programs that it receives. We hold an annual advisory stockholder vote on executive compensation. More than 99% of the shares were cast (for or against) our NEOs’ compensation at the most recent annual meeting of stockholders. In evaluating our compensation program for 2023, the CHCM Committee was mindful of the support our stockholders expressed for our executive compensation programs. As a result, in 2023 the CHCM Committee retained its general approach to executive compensation and continued to apply the same general principles and philosophy as in prior years.

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Executive Compensation

Role of CHCM Committee Consultant

The CHCM Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with its oversight of, and decisions related to, our executive compensation program. In 2023, the CHCM Committee retained the services of Compensia, Inc., an independent compensation consultant (“Compensia”). Compensia provided the CHCM Committee advice and recommendations on our peer group and executive management, including NEO compensation. Compensia provided no other services to the Company in 2023. Based on the consideration of the various factors as set forth in the rules of the SEC and Nasdaq, as applicable, the CHCM Committee determined that Compensia is an independent compensation consultant under the rules of the Nasdaq and there are no conflicts of interest.

Use of Competitive Data and Peer Group

To assess the competitiveness of our executive compensation for 2023, the CHCM Committee analyzed competitive market compensation paid by companies in our peer group based on market data obtained from Compensia. In February 2023, the CHCM Committee approved the below peer group selected by Compensia. The selection criteria was as follows: headquartered in the same country; same or related/adjacent industry; last four quarters of revenue as of December 2022 within approximately 0.5 times to 6.6 times that of the Company over the same period; market cap within approximately 0.1 times to 3.5 times that of the Company based on 30-day average stock prices as of February 22, 2023, and shares outstanding as of such date; and strong revenue growth, strong market cap-to-revenue multiple, and relevant IPO timing, resulting in a total of 18 companies in the peer group as set forth in the table below:

2023 Peer Group
Agilysys Ambarella American Software Amplitude CEVA Couchbase	Credo Technology Group Domo eGain ForgeRock Ideanomics Impinj	Matterport Mitek Systems Model N Onto Innovation SoundThinking Sumo Logic

Our CHCM Committee believes that peer group comparisons provide a useful framework to measure the competitiveness of our compensation practices. The CHCM Committee understands that no two companies are exactly alike, and it maintains the discretion to set levels of NEO compensation above or below levels paid by our peers based upon factors such as individual performance, an NEO’s level of experience and responsibilities, individual discussions with the NEO, and our compensation budget. The CHCM Committee intends to review our peer group at least annually and make adjustments to its composition as necessary.

Share Ownership Guidelines

Each Section 16 officer, including each of our NEOs, is required to own shares of our common stock as follows, provided that Section 16 officers appointed after April 15, 2024, (the date the guidelines were adopted by our CHCM Committee and Board) have five years from the date of hire or appointment to attain such ownership levels:

▪	Our CEO must own shares equal to six (6) times such executive’s annual base salary.
▪	All Section 16 officers other than our CEO must own shares equal to two (2) times such executive’s annual base salary.

If an individual becomes subject to a greater ownership amount, due to promotion or an increase in base salary, the individual is expected to meet the higher ownership amount within the later of the original period or three (3) years from the effective date of the promotion or salary change.

For purposes of these guidelines, a Section 16 officer’s share ownership includes all shares of the Company’s common stock owned by such Section 16 officer outright or held in trust for such executive and his or her immediate family, but not a Section 16 officer’s unvested or unexercised equity (i.e. unvested RSUs or outstanding stock options). The number of shares that a Section 16 officer must own to satisfy the stock ownership guidelines will be calculated annually on the first

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Executive Compensation

day of each year by dividing the dollar amount applicable to each Section 16 officer by the average closing price of a share of the Company’s common stock for the previous year.

Notwithstanding the foregoing, with respect to all stock awards granted to our CEO during a calendar year, our CEO is required to hold 100% of the net shares acquired from the Company (i.e. shares remaining after deducting shares used to cover any exercise price and/or any applicable tax liability) for at least twelve (12) months after the exercise and/or vesting of such equity award.

All of our Section 16 officers currently serving in executive positions meet the ownership requirements or still have time remaining to satisfy the requirements. The equity owned by each of our Section 16 officers as of April 19, 2024, is set forth in the “Security Ownership of Certain Beneficial Owners and Management” table above.

Prohibition against Certain Equity Transactions

Our Insider Trading and Disclosure Policy prohibits our NEOs, employees, directors, consultants, advisors, and contractors (as well as members of their immediate families and households, and family trusts (or similar entities) controlled by or benefiting such persons) from engaging in any short sale, “sale against the box,” or any equivalent hedging transaction involving the Company’s stock (or the stock of any of the Company’s business partners in any of the situations described above). A short sale involves selling shares that a person does not own at a specified price with the expectation that the price will go down so that such person can buy the shares at a lower price before such person has to deliver them. Many hedging transactions such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements may indirectly involve a short sale, and the Company’s Insider Trading Compliance Officer will assess any such proposed transactions and determine whether such proposed transactions would violate the Insider Trading and Disclosure Policy. In addition, a person may not engage in a “hedging” transaction if the person is trading in Company stock pursuant to a “blind trust” or a Rule 10b5-1(c) trading program. The Company also recommends that a person not margin or pledge the Company stock to secure a loan and that a person not purchase Company stock “on margin” (that is, borrow funds to purchase stock, including in connection with exercising any Company stock options).

Other Considerations

While Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1.0 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers, the CHCM Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining our executive officers.

The CHCM Committee also considers the accounting consequences to the Company of different compensation decisions and the impact of certain arrangements on stockholder dilution. However, neither of these factors by themselves will compel a particular compensation decision.

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Compensation and Human Capital Management Committee Report

The CHCM Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis contained in this Proxy Statement, or the CD&A, with management. Based on this review and discussion, the CHCM Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

SUBMITTED BY THE COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE:

Michael Gustafson, Chair

Ye Jane Li

April 15, 2024	Shuo Zhang

The information contained in the CHCM Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act and, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the CHCM Committee Report shall not be deemed to be incorporated by reference into any such filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Compensation and Human Capital Management Committee Interlocks and Insider Participation

None of the current members of the CHCM Committee (which currently consists of Michael Gustafson (Chair), Ye Jane Li, and Shuo Zhang) and none of the members of the CHCM Committee that served during the past year is, or has been, an officer of the Company or has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and no executive officer of the Company, has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the CHCM Committee during 2023.

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Summary Compensation Table

The following table presents the compensation paid to and earned by our Named Executive Officers in the last three years.

					Stock	Option	Non-Equity		All Other
		Salary		Bonus	Awards	Awards	Incentive Plan		Compensation
Name & Principal Position	Year	($)		($)(1)	($)(2)	($)	Compensation		($)(3)(4)	Total ($)
John K. Kibarian	2023	447,500		39,577	—	—	90,423	(5)	18,419	595,919
Chief Executive	2022	426,667		220,000	—	—	—		7,953	654,620
Officer, President, and Director	2021	400,000		—	—	—	—		9,105	409,105

Adnan Raza	2023	385,002		86,633	902,000	—	78,367	(5)	22,786	1,474,788
Chief Financial	2022	355,000		185,000	622,500	—	—		3,586	1,166,086
Officer, Executive	2021	310,000		—	544,200	—	—		9,105	863,305
Vice President, Finance

Kimon W. Michaels	2023	395,000		77,720	—	—	80,376	(5)	18,736	571,832
Executive Vice	2022	372,500		190,000	—	—	—		7,636	570,136
President, Products and Solutions and Director	2021	350,000		—	—	—	—		9,105	359,105

Andrzej Strojwas	2023	366,750		48,211	451,000	—	61,789	(5)	13,516	941,266
Chief Technology	2022	357,500		180,000	1,161,200	—	—		12,516	1,711,216
Officer	2021	145,837	(6)	—	181,400	—	140,132	(7)	5,816	473,185
(1)	Represents the discretionary bonus payout to each NEO for 2023 performance under the Company’s annual cash incentive award program. Dr. Kibarian elected to decrease his discretionary cash bonus payout from $90,450 to $39,577 to ensure the Company bonus pool would have additional funds to adequately reward and incentivize employees.
(2)	The amounts reported in this column reflects the aggregate grant effective date fair value for financial statement reporting purposes for RSU awards granted in that year as determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. These amounts reflect our accounting expense for these awards and do not represent the actual economic value that may be realized by the Named Executive Officers. There can be no assurance that these amounts will ever be realized. For information on the assumptions used in valuing these awards, refer to the Note to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year in which the award was granted titled “Stockholder’s Equity.”
(3)	The amounts reported in this column include the dollar value of premiums for term life insurance paid by us on behalf of each Named Executive Officer during the years ended December 31, 2023, 2022, and 2021. There is no cash surrender value under these life insurance policies.
(4)	The amounts reported in this column include the dollar value of matching contributions by the Company under a 401(k) Retirement Savings Plan.
(5)	Represents the PPCP bonus payout to each NEO for 2023 performance under the Company’s annual cash incentive award program.
(6)	Includes salary paid to Dr. Strojwas as an employee prior to becoming an NEO in December 2021.
(7)	Represents fees paid to Dr. Strojwas as a consultant prior to his joining the Company as an employee.

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Grants of Plan-Based Awards in Fiscal Year 2023

The following table presents for 2023 certain information regarding grants of plan-based awards to our Named Executive Officers from our incentive plans.

Name	Grant Effective Date	Compensation and Human Capital Management Approval Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John K. Kibarian	—	—	—	135,000	135,000	—	—	—	—	—

Adnan Raza	—	—	—	117,000	117,000	—	—	—	—	—
	07/01/2023	06/13/2023	—	—	—	—	—	—	20,000	902,000

Kimon W. Michaels	—	—	—	120,000	120,000	—	—	—	—	—

Andrzej Strojwas	—	—	—	92,250	92,250	—	—	—	—	—
	07/01/2023	06/13/2023	—	—	—	—	—	—	10,000	451,000
(1)	Represents potential non-discretionary cash bonus eligible to be earned under the annual cash incentive award program for 2023. For more information, see “Compensation Discussion and Analysis — Annual Cash Incentive Award Program.”
(2)	Represents the RSUs granted in 2023 under our 2011 Stock Incentive Plan. 12.5% of the RSUs vest every six months after the Grant Effective Date until fully vested, subject to continued service through each applicable vesting date. For more information on the RSUs granted in 2023, see “Compensation Discussion and Analysis — Annual Long-Term Equity Incentive Awards.”
(3)	Represents the grant date fair value of RSU awards, in each case, determined in accordance with FASB ASC Topic 718.

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Outstanding Equity Awards as Of December 31, 2023

The following table presents the outstanding equity awards of each of our Named Executive Officers as of December 31, 2023.

									Market
							Number		Value of
							of		Shares
	Compensation						Shares		or
	and						or Units		Units of
	Human		Number of	Number of			of Stock		Stock
	Capital		Securities	Securities			That		That
	Management		Underlying	Underlying	Option		Have		Have
	Committee	Grant	Unexercised	Unexercised	Exercise	Option	Not		Not
	Approval	Effective	Options (#)	Options (#)	Price	Expiration	Vested		Vested
Name	Date	Date	Exercisable	Unexercisable	($)	Date	(#)		($) (3)
John K. Kibarian	—	—	—	—	—	—	—		—

Adnan Raza	01/28/2020	02/01/2020	—	—	—	—	15,000	(1)	482,100
	06/30/2021	07/01/2021	—	—	—	—	15,000	(2)	482,100
	06/14/2022	07/01/2022	—	—	—	—	22,500	(2)	723,150
	06/13/2023	07/01/2023	—	—	—	—	20,000	(2)	642,800

Kimon W. Michaels	—	—	—	—	—	—	—		—

Andrzej Strojwas	07/22/2020	08/01/2020	—	—	—	—	2,500	(2)	80,350
	06/30/2021	07/01/2021	—	—	—	—	5,000	(2)	160,700
	12/09/2021	01/01/2022	—	—	—	—	18,750	(2)	602,625
	06/14/2022	07/01/2022	—	—	—	—	7,500	(2)	241,050
	06/13/2023	07/01/2023	—	—	—	—	10,000	(2)	321,400
(1)	25% of the total RSUs vested on December 31, 2020, and 12.5% vested on August 1, 2021, and every six months thereafter until fully vested, subject to continued service through each applicable vesting date.
(2)	12.5% of the total RSUs vest every six months after the Grant Effective Date until fully vested, subject to continued service through each applicable vesting date.
(3)	The market value is calculated by multiplying the number of unvested shares subject to the RSU awards held by each NEO as of December 31, 2023, by the closing market price of the Company’s common stock on December 29, 2023 ($32.14 per share), which was the last business day of the year.

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Options Exercised and Stock Vested in 2023

The following table presents the options exercised by our Named Executive Officers in 2023 and RSUs held by our NEOs that vested in 2023.

	Option Awards		Stock Awards
	Number		Number of
	of Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(1)
John K. Kibarian	—	—	—	—
Adnan Raza	—	—	45,000	1,729,350
Kimon W. Michaels	—	—	—	—
Andrzej Strojwas	—	—	17,500	650,250
(1)	The values of the vested awards were determined based on the number of shares that vested multiplied by the per share closing sale price on The Nasdaq Stock Market LLC reported for the applicable vesting date.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers during 2023.

Non-qualified Deferred Compensation

We did not maintain any non-qualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers during 2023.

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Severance and Change-in-Control Arrangements

2011 Stock Incentive Plan

The Company’s Eighth Amended 2011 Plan provides that in the event of a change in control, all outstanding stock awards granted under the plan shall be subject to the applicable agreement of merger or reorganization and that such agreement may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration. Furthermore, in the event a stock award continues in effect or is assumed or an equivalent award substituted, and a participant’s service is terminated by the Company or one of its subsidiaries without cause upon or within twenty-four (24) months following the change in control, then such participant shall be fully vested in such continued, assumed, or substituted award. However, in the event that the successor corporation in a change in control does not assume or substitute for an award, the administrator may cause (i) any or all of such award (or portion thereof) to terminate in exchange for cash, rights, or other property to protect against dilution or (ii) any or all of such award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such award to lapse.

Our Board of Directors adopted the Ninth Amended 2011 Plan on April 15, 2024, subject to the approval of stockholders, to specifically provide that, except as set forth in an Award agreement, in the event of a change in control, if the successor corporation does not assume or substitute for outstanding Awards granted under the plan, the participants will fully vest in all their outstanding and unvested Awards and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, and, with respect to Awards with performance-based vesting, all performance goals will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. The provisions in the Eighth Amended 2011 Plan regarding awards that are continued, substituted, or assumed, which are summarized above, remain unchanged.

The following table presents the estimated value that our Named Executive Officers would have realized in the hypothetical event a change in control of the Company occurred on December 31, 2023, and the vesting of their stock awards was accelerated in connection with such event due to a qualifying termination on the same date (assuming in such scenario, that such awards were continued, assumed, or substituted) or assuming in such scenario, that such awards were not continued, assumed, or substituted. Drs. Kibarian and Michaels did not hold any unvested stock awards as of December 31, 2023.

	Value of
	Accelerated
Name	Stock Awards ($)
John K. Kibarian	—
Adnan Raza	2,330,150	(1)
Kimon W. Michaels	—
Andrzej Strojwas	1,406,125	(1)
(1)	Represents the value of accelerated RSUs. The value was determined by multiplying the number of unvested shares subject to the RSU awards held by each NEO as of December 31, 2023, by the closing market price of the Company’s common stock on December 29, 2023 ($32.14 per share), which was the last business day of the year.

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Severance and Change-in-Control Arrangements

Employment Agreement with Mr. Raza

Pursuant to the employment agreement entered into between the Company and Mr. Raza in January 2020 (“Mr. Raza’s Agreement”), in the event the Company terminates Mr. Raza’s employment at any time without Cause or as a result of his Disability (as such terms are defined in Mr. Raza’s Agreement), then, subject to entering into the Company’s standard release of liability (the “Release”), he will be entitled to all of the following:

(i)	vesting acceleration of his then outstanding and unvested stock awards as if he provided continuous service to the Company for an additional six (6) months after the separation date effective as of the Release deadline date;
(ii)	severance equal to six (6) months of then-current annual base salary, paid in accordance with the Company’s standard payroll procedures over a six-month period following the Release deadline date;
(iii)	an additional amount equal to fifty percent (50%) of each of any annual cash incentive bonus and/or annual discretionary bonus paid to him for the immediately preceding performance period; and
(iv)	the Company’s portion of the health insurance premium paid just prior to termination to supplement his COBRA coverage from the last date on which he receives health care coverage as a Company employee until the earlier of: (1) the date the Company has paid for six (6) months of COBRA premiums; or (2) the date he becomes eligible to be covered under another employer’s health coverage plan.

The following table presents the estimated value and payments that Mr. Raza would have received had his employment terminated without Cause or as result of his Disability on December 31, 2023, and a Change in Control had not occurred within the twelve months prior.

	Value of the
	Hypothetical Benefit
	and Payment Amount
Executive Benefits and Payments upon Termination of Employment	(change in control) ($)
Vesting acceleration of outstanding and unvested RSUs	803,500	(1)
Base salary	195,000
Guaranteed minimum cash bonus	82,500
Premiums for COBRA coverage	13,709
Total	1,094,709
(1)	This represents the value of accelerated RSUs. The value was determined by the number of unvested shares subject to the RSU award as of December 31, 2023, that would have been accelerated on December 31, 2023, by the closing market price of the Company’s common stock on December 29, 2023 ($32.14 per share), which was the last business day of the year.

Mr. Raza’s Agreement also provides that if Mr. Raza’s employment is terminated without Cause or as a result of a Disability or he resigns with Good Reason, in each case, within 12 months following a Change in Control (as such terms are defined in Mr. Raza’s Agreement), then, subject to entering into the Release, Mr. Raza would be entitled to the following benefits:

(i)	his then outstanding and unvested stock awards, would immediately vest and, if applicable, become exercisable, effective as of the date of signing the Release;
(ii)	twelve (12) months of his then-current annual base salary, paid in a single lump sum payment on the Company’s first regular payroll date following the Release Deadline Date;
(iii)	an additional amount equal to fifty percent (50%) of his then-current base salary, paid in a single lump sum payment on the Company’s first regular payroll date following the date of signing the Release Deadline Date; and,

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Severance and Change-in-Control Arrangements

(iv)	the Company’s portion of the health insurance premium paid just prior to termination to supplement COBRA coverage from the last date on which Mr. Raza receives health care coverage as a Company employee until the earlier of: (1) the date the Company has paid for twelve (12) months of COBRA premiums; or (2) the date he becomes eligible to be covered under another employer’s health coverage plan.

The following table presents the estimated value and payments that Mr. Raza would have received had his employment terminated without Cause or as a result of a Disability or had he resigned with Good Reason, in each case, on December 31, 2023, and a Change in Control had occurred within the twelve months prior.

	Value of the
	Hypothetical Benefit
	and Payment Amount
Executive Benefits and Payments upon Termination of Employment	(change in control) ($)
Vesting acceleration of outstanding and unvested RSUs	2,330,150	(1)
Base salary	390,000
Additional base salary payment	195,000
Premiums for COBRA coverage	27,418
Total	2,942,568
(1)	This represents the value of accelerated RSUs. The value was determined by multiplying the number of unvested shares subject to RSU award as of December 31, 2023, that would have been accelerated on December 31, 2023, by the closing market price of the Company’s common stock on December 29, 2023 ($32.14 per share), which was the last business day of the year.

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2023 CEO Pay Ratio Disclosure

For 2023, our last completed fiscal year:

▪	the median of the annual total compensation of all employees of our Company (other than Dr. Kibarian, our CEO) was $108,156; and
▪	the annual total compensation of our CEO was $595,919.

Based on this information, for 2023, the ratio of the annual total compensation of Dr. Kibarian to the median of the annual total compensation of all employees was 5.51 to 1.

The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We describe the methodology and the material assumptions, adjustments, and estimates that we used to identify the median of the annual total compensation of all of our employees and to determine the annual total compensation of the “median employee” below. Due to the different methodologies and assumptions that are allowed to be utilized to determine the median employee, the pay ratio disclosures are not intended to facilitate a company-to-company comparison.

Determination Date and Measurement Period

We selected December 31, 2023, which is within the last three months of 2023, as the date upon which we would identify our employees for purposes of determining the “median employee.” The compensation of such employees was then considered over a measurement period consisting of the 12-month period ended December 31, 2023.

Employee Population

We determined that, as of December 31, 2023, our employee population consisted of approximately 493 individuals working for PDF Solutions, Inc., and its wholly-owned subsidiaries.

Compensation Measure Utilized to Identify the Median Employee

To identify a new “median employee” from our employee population for 2023, we utilized a compensation measure consisting of base pay, including commissions, bonuses, and allowances (“Cash Compensation”). We annualized the compensation of permanent employees who were hired in 2023 but did not work for us or our wholly-owned subsidiaries for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the “median employee.” We determined that annual equity awards, which are not widely distributed to our employees, do not reasonably reflect the annual compensation of our employees. Accordingly, annual equity awards were excluded from Cash Compensation. We converted all employee compensation, on a country-by-country basis, to U.S. dollars based on the applicable year-end exchange rate used by the Company in its financial reporting.

Description of the Median Employee

Using this methodology, we determined that the “median employee” was a full-time salaried employee located in California, USA.

PDF Solutions, Inc. | 2024 Notice of Annual Meeting & Proxy Statement | Page 73

Pay Versus Performance Disclosure

This section provides disclosure about the relationship between executive compensation actually paid to our principal executive officer (PEO) and non-PEO NEOs and certain financial performance measures of the Company for the years listed below. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act (the “Pay Versus Performance Rules”) and does not necessarily reflect how the CHCM Committee evaluates compensation decisions.

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based On:(5)
	Summary		Compensation	Compensation		Peer Group		GAAP
	Compensation	Compensation	Table Total	Actually Paid	Total	Total		Revenue
	Table Total	Actually Paid	for Non-PEO	to Non-PEO	Stockholder	Stockholder	Net Income (Loss)	Growth
Year(1)	for PEO	to PEO(2)(3)	NEOs	NEOs(2)(4)	Return	Return	(millions)	(millions)(6)
2023	$595,919	$595,919	$995,962	$1,169,470	$190	$152	$3.1	$17.3
2022	$654,620	$654,620	$1,149,146	$1,051,341	$169	$126	$(3.4)	$37.5
2021	$409,105	$409,105	$668,245	$1,374,237	$188	$162	$(21.5)	$23.0
2020	$400,405	$400,405	$900,314	$1,137,381	$128	$128	$(40.4)	$2.5
(1)	The following table lists the PEO and non-PEO NEOs for each of 2020, 2021, 2022 and 2023.
Year	PEO	Non-PEO NEOs
2023	John K. Kibarian	Adnan Raza, Kimon W. Michaels, and Andrzej Strojwas
2022	John K. Kibarian	Adnan Raza, Kimon W. Michaels, and Andrzej Strojwas
2021	John K. Kibarian	Adnan Raza and Andrzej Strojwas
2020	John K. Kibarian	Adnan Raza, Kimon W. Michaels and Christine A. Russell

(2)	The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with the Pay Versus Performance Rules. These dollar amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with ASC Topic 718 using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table (refer to “Executive Compensation and Other Information – Summary Compensation Table” for additional information).

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Pay Versus Performance Disclosure

(3)	The following table shows the amounts deducted from and added to the Summary Compensation Table total to calculate “compensation actually paid” to Dr. Kibarian in accordance with the Pay Versus Performance Rules:
	Pension Plan Adjustments			Equity Award Adjustments
	Summary Compensation Table Total for PEO	Change in Pension Value	Pension Service Cost	Stock Awards	Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Compensation Actually Paid to PEO
2023	$595,919	$—	$—	$—	$—	$—	$—	$—	$—	$—	$595,919
2022	$654,620	$—	$—	$—	$—	$—	$—	$—	$—	$—	$654,620
2021	$409,105	$—	$—	$—	$—	$—	$—	$—	$—	$—	$409,105
2020	$400,405	$—	$—	$—	$—	$—	$—	$—	$—	$—	$400,405

(4)	The following table shows the amounts deducted from and added to the average Summary Compensation Table total compensation to calculate the average “compensation actually paid” to our non-PEO NEOs in accordance with the Pay Versus Performance Rules:

	Pension Plan Adjustments			Equity Award Adjustments
Value of
Dividends
						Year over	Fair			or other
						Year Change	Value as		Fair Value at	Earnings
						in Fair Value	of		the End of	Paid on
					Year End	of	Vesting	Change in	the Prior	Stock or
					Fair Value of	Outstanding	Date of	Fair Value of	Year	Option
					Equity	and	Equity	Equity	of Equity	Awards
	Summary				Awards	Unvested	Awards	Awards	Awards that	not
	Compensation	Change			Granted in	Equity	Granted	Granted in	Failed to	Otherwise	Compensation
	Table Total	in	Pension		the Year and	Awards	and	Prior Years	Meet Vesting	Reflected	Actually Paid
	for Non-PEO	Pension	Service	Stock	Unvested at	Granted in	Vested in	that Vested in	Conditions	in Fair	to Non-PEO
	NEOs	Value	Cost	Awards	Year End	Prior Years	the Year	the Year	in the Year	Value	NEOs
2023	$995,962	$—	$—	$(451,000)	$321,400	$104,075	$—	$199,033	$—	$—	$1,169,470
2022	$1,149,146	$—	$—	$(594,567)	$629,817	$(89,925)	$25,938	$(69,068)	$—	$—	$1,051,341
2021	$668,245	$—	$—	$(362,800)	$635,800	$463,645	$—	$(30,653)	$—	$—	$1,374,237
2020	$900,314	$—	$—	$(630,400)	$972,000	$—	$324,000	$21,867	$(450,400)	$—	$1,137,381

(5)	In accordance with the Pay Versus Performance Rules, the Company and the Company’s peer group total stockholder return (the “Peer Group TSR”) is determined based on the value of an initial fixed investment of $100 on December 31, 2019, through the end of the listed year. The Peer Group TSR set forth in this table was determined using the S&P 600 Information Technology (Sector) (TR) Index, which we also use in preparing the stock performance graph required by Item 201(e) of Regulation S-K for our Annual Report for the year ended December 31, 2023.
(6)	We have determined that GAAP Revenue Growth is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure used to link “compensation actually paid” to our NEOs, for 2023, to company performance (the “Company Selected Measure” as defined in the Pay Versus Performance Rules). GAAP Revenue Growth means our revenue growth year-over-year, as calculated on GAAP basis.

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Pay Versus Performance Disclosure

Tabular list of Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The most important financial performance measures used by the Company to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

▪	GAAP Revenue Growth
▪	EBITDA Profitability

Relationship Between “Compensation Actually Paid” and Performance Measures

In accordance with the Pay Versus Performance Rules, the charts below illustrate how “compensation actually paid” to the NEOs aligns with the Company’s financial performance as measured by TSR, net income (loss), and pre-tax net income, as well as a comparison of TSR and Peer Group TSR.

Compensation Actually Paid and TSR

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Pay Versus Performance Disclosure

Compensation Actually Paid and Net Income (Loss)

Compensation Actually Paid and GAAP Revenue Growth

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Pay Versus Performance Disclosure

TSR of the Company and TSR of the Peer Group

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Director Compensation

Directors who are also employees of the Company are not compensated for serving on our Board of Directors. Information regarding the compensation otherwise received by our directors, who are also executive officers, is provided above. The CHCM Committee of the Board reviews director compensation periodically and recommends changes to the Board, when it deems them appropriate. The following table describes the cash and equity components of the director compensation program that was in effect for 2023:

2023 Compensation Element	Amount
Annual cash retainer	$40,000 for each non-employee director (1) Additional $20,000 for lead independent director (1)(4)
Annual equity award	RSUs valued at $150,000 for each non-employee director (2)
Additional annual cash retainer for Audit Committee	$15,000 (chair); $7,500 (member) (1)
Additional annual cash retainer for CHCM Committee	$10,000 (chair); $5,000 (member) (1)
Additional annual cash retainer for NCG Committee	$8,000 (chair); $4,000 (member) (1)
New Director equity award (one-time)	RSUs valued at $300,000 (3)(4)
(1)	Cash retainers are paid in four equal quarterly installments at the beginning of each calendar quarter (pro-rated for any partial periods).
(2)

Annual awards of RSUs are targeted to be awarded each year when the Company awards the annual merit/refresh awards on a company-wide basis to each director who has served as a director to the Company for at least 90 days prior to the date such awards are approved. Annual RSU awards vest with respect to 1/12th of the total shares subject to the RSU on the grant effective date and 1/12th of the total shares monthly after the grant effective date until fully vested (i.e. over a one-year period).

(3)

Initial RSU awards to a new director vest with respect to 1/4th of the total shares on the grant effective date and 1/4th of the total shares subject to such award every anniversary of the grant effective date thereafter until fully vested (i.e. over a three-year period).

(4)

The total number of shares subject to such awards is equal to the dollar value using a per share price equal to the closing price on the last trading day prior to the date of the meeting to approve such award.

Stock Ownership Guidelines

Our Board, on recommendation of the CHCM Committee, adopted a Stock Ownership Guidelines Policy to align the interests of directors and Section 16 officers with the interests of the Company’s stockholders. Pursuant to this policy, each non-employee director is required to own shares of our common stock having value equal to at least five times the non-employee director’s regular cash Board retainer. Non-employee directors will have five years from the date of election or appointment to attain such ownership levels. If an individual becomes subject to a greater ownership amount, due to an increase in the retainer, the individual is expected to meet the higher ownership amount within the later of the original period or three (3) years from the effective date of the increase. For purposes of these guidelines, a non-employee director’s share ownership includes all shares of the Company’s common stock owned by such non-employee director outright or held in trust for the non-employee director and his or her immediate family, but excludes a non-employee director’s unvested or unexercised equity awards. The number of shares that a non-employee director must own to satisfy the stock ownership guidelines will be calculated annually on the first day of each year by dividing the dollar amount applicable to each non-employee director by the average closing price of a share of the Company's common stock for the previous year.

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Director Compensation

As of April 19, 2024, each non-employee director has satisfied the requirements or still has time remaining to meet the requirements.

Director Compensation Table

Our non-employee directors received the following compensation during the year ended December 31, 2023:

	Fees
	Earned	Stock	Option	All Other
	or Paid in	Awards	Awards	Compensation
Name	Cash ($)	($)(1)	($)(2)	($)	Total ($)
Chi-Foon Chan	13,129	—	—	—	13,129
Joseph R. Bronson	75,500	151,265	—	—	226,765
Nancy Erba	68,750	151,265	—	—	220,015
Michael B. Gustafson	71,875	151,265	—	—	223,140
Ye Jane Li	56,250	151,265	—	—	207,515
Shuo Zhang	61,250	151,265	—	—	212,515
(1)

The amounts reported in this column reflect the aggregate grant date fair value for financial statement reporting purposes for the RSUs granted in 2023 as determined in accordance with the FASB ASC Topic 718. These amounts reflect our accounting expense for these awards and do not represent the actual value that may be realized by our non-employee directors. For information on the assumptions used in valuing these RSUs, refer to the Note to the consolidated financial statements contained in our Annual Report on Form 10-K for 2023 titled “Employee Benefits Plan.” The outstanding and unvested RSUs held by each non-employee director on December 31, 2023, were: Mr. Bronson (2,846); Ms. Erba (2,846); Mr. Gustafson (2,846); Ms. Li (4,861); and Ms. Zhang (2,846).

(2)	Each non-employee director did not hold any outstanding stock options as of December 31, 2023.

We have entered into acceleration agreements (each, an “Acceleration Agreement”) with Mr. Bronson, Dr. Chan, Ms. Erba, Mr. Gustafson, Ms. Li, and Ms. Zhang. Pursuant to each Acceleration Agreement all the stock awards covering shares of the Company’s common stock that have been granted or will be granted to each of the aforementioned directors will become vested (and exercisable, if applicable) in full in the event of a change in control of the Company. Each of the acceleration agreements will generally remain in effect until terminated by the Company or, if earlier, the date a director ceases to provide services to the Company.

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General Information

Proxy Solicitation

Our Board is soliciting proxies for our Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

The Board set April 19, 2024, as the record date for the Annual Meeting (the “Record Date”). Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Annual Meeting, with each outstanding share entitled to one vote. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 2858 De La Cruz Boulevard, Santa Clara, California 95050 beginning 10 days before the Annual Meeting. On the Record Date, there were [•] shares of our common stock, $0.00015 par value, outstanding.

In this Proxy Statement:

◾	“We,” “us,” “our,” “PDF,” “PDF Solutions,” and the “Company” refer to PDF Solutions, Inc.;
◾	“Board” or “Board of Directors” means our Board of Directors;
◾	“Audit Committee” means the Audit Committee of the Board;
◾	“CHCM Committee” means the Compensation and Human Capital Management Committee of the Board;
◾	“NCG Committee” means the Nominating and Corporate Governance Committee of the Board; and
▪	“SEC” means the U.S. Securities and Exchange Commission.

We have summarized below important information with respect to the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet. On or about May 9, 2024, we will mail our stockholders as of the Record Date, a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review all of the important information contained in our proxy materials, including our Proxy Statement and our 2024 Annual Report to Stockholders. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice.

Time and Place of the Meeting

The Annual Meeting is being held on Tuesday, June 18, 2024, at 10:00 a.m. PDT, at our headquarters located at 2858 De La Cruz Boulevard, Santa Clara, California 95050. All stockholders of record who owned shares of our stock as of the Record Date may attend the Annual Meeting in person.

Purpose of the Proxy Materials

You are receiving proxy materials from us because you owned shares of our common stock on the Record Date. This Proxy Statement describes matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

If you are a stockholder and submit a signed proxy card, you are appointing Dr. John K. Kibarian, our Chief Executive Officer and President, and Mr. Adnan Raza, our Executive Vice President, Finance and Chief Financial Officer, as proxies and attorneys-in-fact to represent you at the Annual Meeting. Dr. Kibarian and/or Mr. Raza will vote your shares at the Annual Meeting as you have instructed them. Your shares will be voted whether or not you attend the Annual Meeting.

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General Information

If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by your broker, trustee, or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the Annual Meeting.

Even if you plan to attend the Annual Meeting, it is a good idea to vote in advance of the Annual Meeting, just in case your plans change, and you are unable to attend the Annual Meeting.

Voting Procedures

If you are a stockholder of record (i.e. you hold your shares through our transfer agent, Computershare Trust Company, N.A.), you may vote the shares held in your name. Votes submitted by telephone or the Internet must be received by 11:59 p.m. EDT on June 17, 2024. Submitting your proxy, whether by telephone, via the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the Annual Meeting.

You may vote via Internet

If you are a stockholder of record, you may submit your proxy via the Internet by following the instructions on the Notice or your proxy card and by following the voting instructions on the website.

If you hold your shares in street name, please check the Notice or the voting instructions provided by your broker, trustee or nominee for Internet voting availability and instructions. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name.

You may vote by telephone

If you are a stockholder of record and live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “Vote-by-Telephone” instructions on the proxy card or the Notice.

If you hold your shares in street name, please check the voting instructions provided by your broker, trustee, or nominee for telephone voting availability and instructions.

You may vote by mail

If you requested and received paper copies of our proxy materials and you are a stockholder of record, and elect to vote by mail, please indicate your preferences on the proxy card, date and sign your proxy card and return it in the postage-prepaid and addressed envelope that was enclosed with your proxy materials. If you mark your voting instructions on the proxy card, your shares will be voted as you have instructed. Note that you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet and how to request paper copies of the proxy materials.

If you hold your shares in street name, you may vote by mail by completing, signing, and dating the voting instruction card provided by your broker, trustee, or nominee and mailing it in the accompanying postage-prepaid and addressed envelope.

You may vote in person at the Annual Meeting

We will pass out written ballots to any stockholder of record who attends the Annual Meeting in person and requests to vote in person.

If you hold your shares in street name and you wish to vote at the Annual Meeting, you must notify your broker, bank or other nominee and obtain a legal proxy to vote your shares at the Annual Meeting.

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General Information

You may revoke your proxy

If you are the stockholder of record and you change your mind after you have submitted your proxy via the Internet or by telephone or returned your proxy card, you may revoke your proxy at any time before the polls close at the Annual Meeting. You may revoke your proxy by:

▪	entering a new vote via the Internet, by telephone or by signing and returning another proxy card at a later date, but before the polls close at the Annual Meeting;
▪	providing written notice of the revocation before the Annual Meeting to us at PDF Solutions, Inc., Attention: Secretary, 2858 De La Cruz Boulevard, Santa Clara, California, 95050; or
▪	voting in person at the Annual Meeting.

If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee, or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Proxy Solicitation

Solicitation of proxies may be made by means of personal calls to, or telephonic, facsimile, or electronic communications with, stockholders or their personal representatives by our directors, officers, and employees. Our directors, officers, and employees will not receive additional remuneration. We will reimburse banks, brokers, custodians, nominees, and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards that you have received to ensure that all of your shares are voted.

Quorum Requirement

Shares are counted as “present” at the Annual Meeting if the stockholder either:

▪	votes in person at the Annual Meeting; or
▪	properly voted via the Internet or by telephone or submitted a proxy card in the mail (or someone has submitted a card on the stockholder’s behalf).

The presence (either in person or by proxy) of a majority of our outstanding shares constitutes the quorum required for holding the Annual Meeting and conducting business.

Consequences of Not Voting; Broker Non-Votes

If your shares are held in your name, you must vote via the Internet or by telephone, submit a proxy card in the mail, or attend the Annual Meeting in person, in order to vote on the proposals.

If your shares are held in “street name” and you do not vote via the Internet or by telephone, or return your voting instruction card in the mail, your stockbroker may either:

▪	vote your shares on routine matters; or
▪	leave your shares unvoted.

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General Information

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the ratification of auditors), but not with respect to non-routine matters (such as the election of directors or a proposal submitted by a stockholder). The term “broker non-vote” refers to shares that are held of record by a broker for the benefit of the broker’s clients but that are not voted at the Annual Meeting by the broker on non-routine matters because the broker did not receive instructions from the broker’s clients on how to vote the shares and, therefore, was prohibited from voting the shares. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

Because the election of directors requires a majority of the votes cast with respect to a particular director’s election, broker non-votes will not affect the election of directors. Broker non-votes will also not affect the approval of the ratification of the appointment of the independent registered public accounting firm, the approval of our Ninth Amended and Restated 2011 Stock Incentive Plan, the approval of our First Amended and Restated 2021 Employee Stock Purchase Plan and the advisory approval of our named executive officers’ compensation for which approval, in each case, requires the majority of the votes cast. Broker non-votes will count as a vote against the approval of amendment to our amended and restated certificate of incorporation to include an officer exculpation provision. We encourage you to provide specific instructions to your stockbroker by voting via the Internet or by telephone or returning your voting instruction card. This ensures that your shares will be properly voted at the Annual Meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum. Abstentions are not counted as a vote cast. Accordingly, abstentions will have no effect on the election of directors or the other proposals for which approval requires the majority of the votes cast. Abstentions will have the effect of counting as a vote against the approval of an amendment to our amended and restated certificate of incorporation to include an officer exculpation provision.

Required Vote for Each of the Proposals

Assuming a quorum of stockholders is represented either in person or by proxy at the Annual Meeting:

▪	Proposal 1. Each director nominee shall be elected by the vote of a majority of the votes cast with respect to such director nominee. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such director’s election (with “abstentions” and “broker non-votes” not counting as either a vote cast “for” or “against” such director’s election).
▪	Proposal 2, 4, 5, and 6. Approval of the ratification of the appointment of the independent registered public accounting firm, our Ninth Amended and Restated 2011 Stock Incentive Plan, our First Amended and Restated 2021 Employee Stock Purchase Plan and the advisory approval of our named executive officers’ compensation, each requires a majority of votes cast.
▪	Proposal 3. Approval of an amendment to our amended and restated certificate of incorporation to include an officer exculpation provision requires the affirmative vote of the holders of a majority of the votes entitled to vote at the Annual Meeting as of the Record Date.

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General Information

Tabulation of the Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Computershare Trust Company, N.A., our transfer agent, and delivered to Rochelle Woodward, our General Counsel. Ms. Woodward will act as the Inspector of Elections at the Annual Meeting. The Inspector of Elections also has the responsibility of determining whether a quorum is present at the Annual Meeting.

Those shares represented by votes cast via the Internet or by telephone, or represented by proxy cards received, marked, dated, and signed, and in each case, not revoked, will be voted at the Annual Meeting. If a stockholder submits proxy voting instructions with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. If a stockholder of record submits a proxy card but does not direct how to vote on a particular matter, the individuals named as proxy holders will vote the stockholder’s shares in the manner recommended by our Board on all matters presented in this Proxy Statement and in their discretion regarding any other matters properly presented for a vote at our 2024 annual meeting of stockholders.

Publication of Voting Results

We will announce preliminary voting results at the Annual Meeting. We will publish the preliminary, or if available, final, voting results in a Current Report on Form 8-K to be filed with the SEC on or before the fourth business day following the date of our Annual Meeting. If not published in an earlier Current Report on Form 8-K, we will publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the final voting results are known. You may obtain a copy free of charge from our Internet website at www.pdf.com, by contacting our Investor Relations Department at (408) 938-6491, or through the online EDGAR system at www.sec.gov. Our website address provided is not intended to function as a hyperlink, and the information on our website is not, and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.

Other Business

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement. However, if any other business is properly presented at the Annual Meeting and if you are a stockholder of record and submit your signed proxy card, you are giving authority to Dr. Kibarian and Mr. Raza to vote on such matters at their discretion.

Proposals for Next Year’s Annual Meeting

To have your proposal included in the proxy statement for the 2025 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, and related SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials, you must submit your proposal in writing by the date that is 120 calendar days before the anniversary of the date that this year’s proxy statement is released to stockholders. Thus, assuming that this Proxy Statement is released to stockholders on or about May 9, 2024, your proposal for the 2025 annual meeting of stockholders should arrive at our office by January 9, 2025. Your proposal should be addressed to us at PDF Solutions, Inc., Attention: Secretary, 2858 De La Cruz Boulevard, Santa Clara, California 95050.

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General Information

Stockholder Nominations and Stockholder Proposals

In order to nominate one or more potential candidates for election to the Board of Directors or to bring other business before the annual meeting, a stockholder must provide timely written notice to our Secretary at the address listed above not less than 90 days, and no more than 120 days, prior to the one-year anniversary date of this year’s meeting, which will be June 18, 2025 (the “Anniversary Date”), which means any such proposal would need to be delivered or mailed to us no earlier than February 18, 2025, and no later than before the close of business on March 20, 2025. However, the Bylaws also provide that if the date of the annual meeting of stockholders is more than 30 days prior to, or more than 60 days after the Anniversary Date, and less than 60 days’ notice of the date of the meeting is given to stockholders, to be timely received the proposal must be received from the stockholder not later than the close of business on the 10th day following the date the meeting date was first publicly announced.

If you do not provide timely notice, then management has the sole discretion to present the proposal at the meeting, and the proxies for the 2025 annual meeting of stockholders will confer discretion on the management proxy holders to vote for or against your proposal at their discretion. In the case of nominations to the Board of Directors, such written notice must include certain information about the potential candidate(s) as specified in the Bylaws, and such notice must be accompanied by a completed and signed director questionnaire. In the case of any other business that you propose to bring before the meeting, such written notice must include certain information about such business and certain information about the stockholder and the beneficial owner, if any, on whose behalf the proposal is being made. Please refer to Section 2.5 of the Bylaws for more information. To comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19 of the Exchange Act.

Additionally, a stockholder, or a group of up to 20 stockholders, owning at least 5% of the Company’s outstanding shares of common stock continuously for at least three years, may nominate and include in our proxy statement for the 2025 annual meeting of stockholders, director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in the Bylaws. This can be done by providing written notice on Schedule 14N as well as certain other documents and information, as detailed in the Bylaws, to our Secretary at the address listed above not less than 120 days nor more than 150 days before the anniversary of the date that the Company released its proxy statement for the prior year’s annual meeting of stockholders, which for the 2025 Annual Meeting of Stockholders will be no earlier than [•], 2024 and no later than [•], 2025. Please refer to Section 2.6 of the Bylaws for more information.

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General Information

Other Matters

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the enclosed proxy will be voted in respect thereof as the proxy holders deem advisable.

It is important that the enclosed proxies be returned promptly and that your shares are represented at the Annual Meeting. Stockholders are urged to mark, date, execute and promptly return the enclosed proxy card in the enclosed envelope or access the proxy materials online, indicate your choices and submit them on the Internet.

By Order of the Board of Directors,

PETER COHN
Secretary
Santa Clara, California
April [•], 2024

Note About Forward-Looking Statements

In this proxy statement, the company has disclosed information which may be considered forward-looking within the meaning of the U.S. federal securities laws. Forward-looking statements may appear throughout this proxy statement. In some cases, you can identify these forward-looking statements by the use of terms such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “would,” and “continue to,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding our estimated share usage under our Ninth Amended and Restated 2011 Stock Incentive Plan and our First Amended and Restated 2021 Employee Stock Purchase Plan, including with respect to equity grants made after the 2023 Annual Meeting, and our executive compensation program. For information regarding risks and uncertainties associated with our business and a discussion of some of the factors that may cause actual results to differ materially from the results expressed or implied by such forward-looking statements, please refer to our SEC filings, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk” sections of our 2023 Annual Report on Form 10-K. The company undertakes no obligation to update information in this proxy statement.

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Appendix A

As discussed in Proposal 3, proposed changes to the Company’s amended and restated certificate of incorporation are shown below. The changes shown to Article XIII would become effective upon filing of the Amendment with the Secretary of State of the State of Delaware, if Proposal 3 “Approval of an amendment to our amended and restated certificate of incorporation to include an officer exculpation provision” is approved by our stockholders. Additions are indicated by double-underlining and deletions are indicated by strike-outs.

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Appendix B

PDF Solutions, Inc.
Ninth Amended and Restated
2011 Stock Incentive Plan

SECTION 1. INTRODUCTION

On November 16, 2011, the original 2011 Stock Incentive Plan became effective upon approval by our stockholders (the “Effective Date”). On May 28, 2013, the stockholders approved the First Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On May 27, 2014, the stockholders approved the Second Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On May 31, 2016, the stockholders approved the Third Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On May 30, 2017, the stockholders approved the Fourth Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On May 28, 2019, the stockholders approved the Fifth Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On April 26, 2020, the stockholders approved the Sixth Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On June 14, 2022, the stockholders approved the Seventh Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On June 13, 2023, the stockholders approved the Eighth Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On June 18, 2024, the stockholders will be asked to approve this Ninth Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit, eliminate the term of the plan, and make certain changes to reflect governance best practices1. This Ninth Amended and Restated 2011 Stock Incentive Plan shall govern all Awards granted on or after June 18, 2024, and earlier restatements of the Plan shall continue to govern all Awards granted prior to such date.

The purpose of this Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Key Service Providers the opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may be Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants and Stock Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.

SECTION 2. DEFINITIONS

(a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.
(b)	“Award” means an Option, SAR, Stock Grant or Stock Unit.
(c)	“Award Agreement” means any Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement or the online grant summary, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Participant or Optionee.
(d)	“Board” means the Board of Directors of the Company, as constituted from time to time.

1 Following stockholder approval, this sentence will be revised to reflect this fact.

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(e)	“Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Committee in which payment of the aggregate Exercise Price and/or satisfaction of any applicable tax obligations may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares subject to an Option and to deliver all or part of the sale proceeds to the Company.
(f)	“Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award Agreement, (i) Participant’s willful failure to perform his or her duties and responsibilities to the Company or material violation of a written Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company, including any restrictive covenant obligation to the Company or any of its Affiliates, with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Committee and shall be conclusive and binding on the Participant. Without in any way limiting the effect of the foregoing, for the purposes of the Plan and any Award, a Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a termination for Cause. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s Service at any time as provided in Section 12(a), and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.
(g)	“Change in Control” means the consummation of any of the following transactions:
(i)	The sale of all or substantially all of the Company’s assets;
(ii)	The merger of the Company with or into another corporation in which securities possessing more than 50% of the total combined voting power of the Company are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;
(iii)	The acquisition, directly or indirectly, by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of the Company’s then outstanding securities, provided, however, that for purposes of this subsection, the acquisition of additional stock by any person or related group of persons, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or
(iv)	A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

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Appendix B
Ninth Amended and Restated 2011 Stock Incentive Plan

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation and is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii) or (iii) above with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(h)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
(i)	“Committee” means a committee described in Section 3.
(j)	“Common Stock” means the Company’s common stock.
(k)	“Company” means PDF Solutions, Inc., a Delaware corporation.
(l)	“Contractor” means an individual who provides bona fide services directly to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee, Director or Non-Employee Director.
(m)	“Director” means a member of the Board who is also an Employee.
(n)	“Disability” means that the Participant is classified as disabled under the long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(o)	“Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.
(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)	“Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.
(r)	“Fair Market Value” means the market price of a Share as determined in good faith by the Committee. Such determination shall be conclusive and binding on all persons. The Fair Market Value shall be determined by the following:
(i)	If the Shares are admitted to trading on any established national stock exchange or market system, including without limitation the Nasdaq National Market System, on the date in question, then the Fair Market Value shall be equal to the closing sales price for such Shares as quoted on such national exchange or system on such date; or
(ii)	if the Shares are admitted to quotation on Nasdaq or are regularly quoted by a recognized securities dealer but selling prices are not reported on the date in question, then the Fair Market Value shall be equal to the mean between the bid and asked prices of the Shares reported for such date.

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Appendix B
Ninth Amended and Restated 2011 Stock Incentive Plan

In each case, the applicable price shall be the price reported in The Wall Street Journal or such other source as the Committee deems reliable; provided, however, that if there is no such reported price for the Shares for the date in question, then the Fair Market Value shall be equal to the price reported on the last preceding date for which such price exists. If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

(s)	“Fiscal Year” means the Company’s fiscal year.
(t)	“Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.
(u)	“Key Service Provider” means an Employee, Director, Non-Employee Director or Contractor who has been selected by the Committee to receive an Award under the Plan.
(v)	“Non-Employee Director” means a member of the Board who is not an Employee.
(w)	“Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.
(x)	“Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.
(y)	“Optionee” means an individual, estate or other entity that holds an Option.
(z)	“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(aa)	“Participant” means an individual or estate or other entity that holds an Award.
(bb)	“Performance Goals” means one or more objective measurable performance goals established by the Committee with respect to a Performance Period based upon one or more factors, including, but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) regulatory activity; (xxv) manufacturing, production or inventory; (xxvi) mergers and acquisitions or divestitures; and/or (xxvii) financings, each with respect to the Company and/or one or more of its Parent, Subsidiaries, Affiliates or operating units.
(cc)	“Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.
(dd)	“Plan” means this Amended and Restated 2011 Stock Incentive Plan as it may be amended from time to time.
(ee)	“Re-Price” means that the Company has repriced outstanding Options and/or outstanding SARs by lowering or reducing the Exercise Price of such Awards or has implemented an Option or SAR exchange program whereby the Participant agrees to cancel an existing Option or SAR in exchange for cash, an Option, a SAR or other Award.

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(ff)	“SAR Agreement” means the agreement described in Section 7 evidencing a Stock Appreciation Right.
(gg)	“SEC” means the Securities and Exchange Commission.
(hh)	“Section 16 Persons” means those officers, directors or other persons who are subject to the requirement of Section 16 of the Exchange Act.
(ii)	“Section 409A” means Section 409A of the Code and the interpretative guidance issued thereunder, including, without limitation, any such guidance that may be issued after the Effective Date.
(jj)	“Securities Act” means the Securities Act of 1933, as amended.
(kk)	“Service” means service as an Employee, Director, Non-Employee Director or Contractor. A Participant’s Service does not terminate if he or she is an Employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, an Employee’s Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. Further, unless otherwise determined by the Committee, a Participant’s Service will not terminate merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service. Except as otherwise determined by the Committee, upon any transaction or event that results in a Subsidiary ceasing to be an affiliate of the Company, any Participant of such Subsidiary on or following such event shall be treated as incurring a termination of employment or service with the Company for purposes of this Plan and the Awards granted hereunder.
(ll)	“Share” means one share of Common Stock.
(mm)	“Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.
(nn)	“Stock Grant” means Shares awarded under the Plan.
(oo)	“Stock Grant Agreement” means the agreement described in Section 8 evidencing a Stock Grant.
(pp)	“Stock Option Agreement” means the agreement described in Section 6 evidencing an Option.
(qq)	“Stock Unit” means a bookkeeping entry representing the equivalent of one Share awarded under the Plan.
(rr)	“Stock Unit Agreement” means the agreement described in Section 9 evidencing a Stock Unit.
(ss)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
(tt)	“10-Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

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Appendix B
Ninth Amended and Restated 2011 Stock Incentive Plan

SECTION 3. ADMINISTRATION

(a)	Committee Composition. The Board (or its duly authorized delegee) shall administer the Plan. The Board shall generally have membership composition which enables Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act. However, the Board may from time to time delegate to a committee of one or more members of the Board, and the Board or such Committee may from time to time delegate to one or more officers of the Company, the authority to grant or amend Awards or to take other administrative actions with respect to Participants who are not Section 16 Persons. Members of any such Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board or Committee may also at any time terminate the functions of any delegee thereof and reassume all powers and authority previously delegated to such body. Notwithstanding the foregoing, the Board shall administer the Plan with respect to all Awards granted to Non-Employee Directors. The Board and any Committee appointed to administer the plan is referred to herein as the “Committee”.
(b)	Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have the full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:
(i)	selecting Key Service Providers who are to receive Awards under the Plan;
(ii)	determining the type, number, vesting requirements and other features and conditions of such Awards;
(iii)	amending any outstanding Awards;
(iv)	accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;
(v)	interpreting the Plan and any Award Agreement;
(vi)	correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;
(vii)	adopting such rules or guidelines as it deems appropriate to implement the Plan;
(viii)	making all other decisions relating to the operation of the Plan; and
(ix)	adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by employees of the Company, its Parent, Subsidiaries and Affiliates who reside outside of the U.S., which plans and/or subplans shall be attached hereto as Appendices.

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The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)	Indemnification. To the maximum extent permitted by applicable law, each member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GENERAL

(a)	General Eligibility. Only Employees, Directors, Non-Employee Directors and Contractors shall be eligible to participate in the Plan.
(b)	Incentive Stock Options. Only Key Service Providers who are Employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Service Provider who is a 10-Percent Stockholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied.
(c)	Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such vesting conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion; provided, that in no event may any award be transferred for consideration to a third-party financial institution. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.
(d)	Beneficiaries. Unless stated otherwise in an Award Agreement and then only to the extent permitted by applicable law, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

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(e)	Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award.
(f)	No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).
(g)	Termination of Service. Unless the applicable Award Agreement or, with respect to a Participant who resides in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the maximum term of the Option and/or SAR as applicable): (i) upon a termination of Service for any reason, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration; (ii) if Service is terminated for Cause, then all unexercised Options and/or SARs, unsettled portions of Stock Units and unvested portions of Stock Grants shall terminate, and/or be forfeited immediately without consideration; (iii) if Service is terminated for any reason other than for Cause, death or Disability, then the vested portion of his or her then-outstanding Options and/or SARs may be exercised by such Participant or his or her personal representative within ninety (90) days (inclusive) after the date of such termination; or (iv) if Service is terminated due to death or Disability, the vested portion of his or her then-outstanding Options and/or SARs may be exercised within six (6) months (inclusive) after the date of such termination.

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS

(a)	Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as set forth hereinafter and pursuant to Section 10, the aggregate number of Shares reserved for Awards under the Plan is 13,800,000 Shares, plus up to 3,500,000 Shares previously issued under the Company’s 2001 Stock Option Plan (the “2001 Plan”) that are forfeited or repurchased by the Company or Shares subject to awards previously issued under the 2001 Plan that expire or that terminate without having been exercised or settled in full on or after November 16, 2011. In case of Awards other than Options or SARs, the aggregate number of Shares reserved under the Plan shall be decreased at a rate of 1.33 per Share issued pursuant to such Awards.
(b)	Additional Shares. If Awards are forfeited or are terminated for any reason before vesting or being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan (for purposes of clarity, if the Share reserve is reduced by 1.33 Shares per Share subject to Awards granted under the Plan other than Options or SARs, then the Share reserve shall be increased by 1.33 times the number of Shares subject to such Awards that are so forfeited or terminated). Further, if Shares acquired pursuant to any such Award are forfeited to or repurchased by the Company, such Shares shall return to the Plan and again be available for issuance pursuant to the Plan, provided that, in the case of Awards other than Options or SARs, 1.33 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance. SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the SARs. Notwithstanding the foregoing, Shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such Shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise or purchase price of an Award, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) shares repurchased on the open market with the proceeds of an Option exercise. Any dividend equivalents settled in cash distributed under the Plan shall not reduce the number of Shares available for Awards.

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(c)	Award Limitations.
(i)	Limits on Options. No Key Service Provider shall receive Options during any Fiscal Year covering in excess of 1,000,000 Shares, subject to adjustment pursuant to Section 10. The aggregate maximum number of Shares that may be issued in connection with ISOs shall be 1,000,000 Shares, subject to adjustment pursuant to Section 10.
(ii)	Limits on SARs. No Key Service Provider shall receive SARs during any Fiscal Year covering in excess of 1,000,000 Shares, subject to adjustment pursuant to Section 10.
(iii)	Limits on Stock Grants and Stock Units. No Key Service Provider shall receive Stock Grants or Stock Units during any Fiscal Year covering, in the aggregate, in excess of 1,000,000 Shares, subject to adjustment pursuant to Section 10.
(iv)	No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any Award granted under the Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to Options and Stock Appreciation Rights.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS

(a)	Stock Option Agreement. Each Option granted under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Optionee. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO.
(b)	Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option, which number is subject to adjustment in accordance with Section 10.
(c)	Exercise Price. Each Stock Option Agreement shall specify the Option’s Exercise Price which shall be established by the Committee and is subject to adjustment in accordance with Section 10. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for an ISO granted to a 10-Percent Stockholder) on the date of grant.
(d)	Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable and may include performance conditions or Performance Goals pursuant to Section 4(e). The Stock Option Agreement shall also specify the maximum term of the Option; provided that the maximum term of an Option shall in no event exceed ten (10) years from the date of grant. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or other events. Notwithstanding any other provision of the Plan or the Stock Option Agreement, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement.
(e)	Payment for Option Shares. The Exercise Price of an Option shall be paid in cash at the time of exercise, except as follows and if so provided for in the applicable Stock Option Agreement:
(i)	Surrender of Stock. Payment of all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration (e.g., to avoid financial accounting charges to the Company’s earnings).
(ii)	Cashless Exercise. Payment of all or a part of the Exercise Price may be made through Cashless Exercise.

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(iii)	Other Forms of Payment. Payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, except to the extent permitted by applicable law, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 6(e).

(f)	Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option and, unless there is approval by the Company stockholders, the Committee may not Re-Price outstanding Options.
(g)	Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution provided, that in no event may any award be transferred for consideration to a third-party financial institution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

(a)	SAR Agreement. Each SAR granted under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Participant. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.
(b)	Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains, which number is subject to adjustment in accordance with Section 10.
(c)	Exercise Price. Each SAR Agreement shall specify the Exercise Price, which is subject to adjustment in accordance with Section 10. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of grant.

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(d)	Exercisability and Term. Each SAR Agreement, to which such agreement refers, shall specify the date when all or any installment of the SAR is to become exercisable and may include performance conditions or Performance Goals pursuant to Section 4(e). The SAR Agreement shall also specify the maximum term of the SAR which shall not exceed ten (10) years from the date of grant. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or other events. SARs may be awarded in combination with Options or Stock Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time, but not later than six months before the expiration of such NSO. Notwithstanding any other provision of the Plan or the SAR Agreement, no SAR can be exercised after the expiration date provided in the applicable SAR Agreement.
(e)	Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any vested portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such vested portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.
(f)	Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding stock appreciation rights (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of a SAR shall, without the consent of the Participant, impair his or her rights or obligations under such SAR and, unless there is approval by the Company stockholders, the Committee may not Re-Price outstanding SARs.
(g)	Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution; provided, that in no event may any award be transferred for consideration to a third-party financial institution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 8. TERMS AND CONDITIONS FOR STOCK GRANTS

(a)	Time, Amount and Form of Awards. Awards under this Section 8 may be granted in the form of a Stock Grant.
(b)	Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Participant. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement. The provisions of the Stock Grant Agreements entered into under the Plan need not be identical.
(c)	Payment for Stock Grants. Stock Grants may be issued with or without cash consideration under the Plan.

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(d)	Vesting Conditions. Each Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Grant Agreement which may include performance conditions or Performance Goals pursuant to Section 4(e). A Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.
(e)	Assignment or Transfer of Stock Grants. Except as otherwise provided in the applicable Stock Grant Agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), no unvested Stock Grant shall be transferable other than by will or by the laws of descent and distribution; provided, that in no event may any award be transferred for consideration to a third-party financial institution. Except as otherwise provided in the applicable Stock Grant Agreement, no unvested Stock Grant or interest therein may be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(e) shall be void.
(f)	Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan will be credited with all dividends and other distributions that are paid by the Company on an equivalent number of Shares that are not subject to such restrictions. Any such dividends and other distributions shall be distributed only if, when and to the extent the related Shares vest. Dividends and other distributions credited with respect to any Shares that do not vest shall be forfeited.
(g)	Modification or Assumption of Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Grants or may accept the cancellation of outstanding stock grants (including stock granted by another issuer) in return for the grant of new Stock Grants for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Stock Grant shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Grant.

SECTION 9. TERMS AND CONDITIONS OF STOCK UNITS

(a)	Stock Unit Agreement. Each Stock Unit granted under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Participant. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.
(b)	Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit pertains, which number is subject to adjustment in accordance with Section 10.
(c)	Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
(d)	Vesting Conditions. Each Stock Unit may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement which may include performance conditions or Performance Goals pursuant to Section 4(e). A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

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(e)	Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee at the time of the grant of the Stock Units, in its sole discretion. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.
(f)	Voting and Dividend Rights. The Committee may, in its sole discretion, provide that dividend equivalents will be credited in connection with the grant of Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Any dividend equivalents credited with respect to Stock Units shall be equal in value to the dividends and other distributions that are paid by the Company on an equivalent number of Shares and shall be settled in cash or Shares to the Participant (with or without interest or other earnings, as provided at the discretion of the Committee) only if, when and to the extent the related Stock Units vest. Dividend equivalents credited with respect to any Stock Unit that does not vest shall be forfeited.
(g)	Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.
(h)	Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding stock units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit.
(i)	Assignment or Transfer of Stock Units. Except as provided in the applicable Stock Unit Agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), Stock Units shall not be transferable other than by will or by the laws of descent and distribution ; provided, that in no event may any award be transferred for consideration to a third-party financial institution. Except as otherwise provided in the applicable Stock Unit Agreement, no Stock Unit or interest therein may be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(i) shall be void.

SECTION 10. PROTECTION AGAINST DILUTION

(a)	Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:
(i)	the number of Shares and the kind of shares or securities available for future Awards under Section 5;
(ii)	the limits on Awards specified in Section 5;
(iii)	the number of Shares and the kind of shares or securities covered by each outstanding Award; or
(iv)	the Exercise Price under each outstanding SAR or Option.

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(b)	Participant Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 10 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.
(c)	Fractional Shares. Any adjustment of Shares pursuant to this Section 10 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 11. EFFECT OF A CHANGE IN CONTROL

(a)	Acceleration. Except as set forth in an Award Agreement, in the event of a Change in Control, if the successor corporation does not continue, assume, or substitute for outstanding Awards, the Participants will fully vest in all of their outstanding and unvested Awards and have the right to exercise all of their outstanding Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or SAR is not continued, assumed, or substituted in the event of a Change in Control, the Company will notify the Participant in writing or electronically that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Participant’s Service is terminated by the Company or one of its Subsidiaries without Cause upon or within twenty-four (24) months following the Change in Control, then such Participant shall be fully vested in such continued, assumed, or substituted Award.
(b)	Dissolution. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 12. LIMITATIONS ON RIGHTS

(a)	Participant Rights. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parent, Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and any applicable written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

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(b)	Stockholders’ Rights. Except as provided in Section 9(f), a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Sections 9(f) and 10.
(c)	Compliance with Applicable Law and Company Policies; Compensation Recovery. For the avoidance of doubt, each Participant must comply with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, including without limitation the Company’s Compensation Recovery Policy. Notwithstanding anything to the contrary herein, (i) compliance with applicable law, the Company’s Code of Ethics, and the Company’s corporate policies, as applicable, will be a pre-condition to earning, or vesting in, any Award under this Plan and (ii) any Awards under this Plan which are subject to the Company’s Compensation Recovery Policy will not be earned or vested, even if already granted, paid, or settled, until the Company’s Compensation Recovery Policy ceases to apply to such Awards and any other vesting conditions applicable to such Awards are satisfied.

SECTION 13. TAXES

(a)	General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations or other required deductions that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)	Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her tax obligations by Cashless Exercise, by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired; provided that Shares withheld or previously owned Shares that are tendered shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable, unless the previously owned Shares have been held for the minimum duration necessary to avoid financial accounting charges under applicable accounting guidance or as otherwise permitted by the Company in its sole and absolute discretion. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC.

SECTION 14. MISCELLANEOUS

(a)	Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. Any such termination of the Plan, or any amendment thereof, shall not impair any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent such approval is required by applicable laws, regulations or rules. Further, no Incentive Stock Options may be granted after April 15, 2034, without further stockholder approval.
(b)	Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

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(c)	Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
(d)	Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Plan and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Participant’s termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of Service, or (ii) the date of the Participant’s death. To the extent applicable, the Plan and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A, the Committee may (but is not obligated to), without a Participant’s consent, adopt such amendments to the Plan and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 14(i) or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.
(e)	Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
(f)	Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

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Appendix C

PDF Solutions, Inc.
First Amended and Restated
2021 Employee Stock Purchase Plan

SECTION 1. PURPOSE.

The purpose of this First Amended and Restated 2021 Employee Stock Purchase Plan is to provide eligible employees of the Company and its participating Subsidiaries with the opportunity to purchase Common Stock through payroll deductions. The Plan is intended to qualify as an employee stock purchase plan under Section 423(b) of the Code.

SECTION 2. DEFINITIONS.

2.1

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.2	“Board” means the Board of Directors of the Company.
2.3

“Change in Control” means an event in which the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the jurisdiction in which the Company is incorporated, a merger or consolidation with a wholly- owned Subsidiary, or any other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated.

2.4

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.5

“Committee” shall mean the committee appointed by the Board to administer the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the effective date of the Plan, the Plan shall be administered by the Compensation and Human Capital Management Committee of the Board.

2.6	“Common Stock” means the common stock of the Company.
2.7	“Company” means PDF Solutions, Inc.
2.8

“Compensation” means a Participant’s regular wages. The Committee, in its discretion, may (on a uniform and nondiscriminatory basis) establish a different definition of Compensation prior to an Enrollment Date for all options to be granted on such Enrollment Date.

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2.9

“Eligible Employee” means every Employee of an Employer, except (a) any Employee who immediately after the grant of an option under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company (including stock attributed to such Employee pursuant to Section 424(d) of the Code), or (b) as provided in the following sentence. The Committee, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date, determine (on a uniform and nondiscriminatory basis) that an Employee shall not be an Eligible Employee if he or she: (1) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (2) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Committee in its discretion), or (3) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion).

2.10

“Employee” means an individual who is a common-law employee of any Employer, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11	“Employer” or “Employers” means any one or all of the Company, and those Subsidiaries that the Board has approved/designated to participate in the Plan.
2.12	“Enrollment Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time.
2.13	“Grant Date” means any date on which a Participant is granted an option under the Plan.
2.14	“Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 4.1 and (b) has not ceased to be a Participant pursuant to Section 8 or Section 9.
2.15	“Plan” means the PDF Solutions, Inc. First Amended and Restated 2021 Employee Stock Purchase Plan, as set forth in this document and as hereafter amended from time to time.
2.16

“Purchase Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

2.17

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3.SHARES SUBJECT TO THE PLAN.

3.1	Number Available. A maximum of 1,200,000 shares of Common Stock shall be available for issuance pursuant to the Plan.

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3.2

Adjustments. In the event of any reorganization, recapitalization, stock split, subdivision of the outstanding shares, reverse stock split, stock dividend, declaration of a dividend payable in a form other than shares in an amount that will have a material effective on the shares, combination or consolidation of shares, merger, consolidation, offering of rights, spin-off or other similar change in the capital structure of the Company, the Board shall make appropriate adjustments in the number, kind and purchase price of the shares or securities available for purchase under the Plan and in the maximum number of shares or kind of securities subject to and purchase price for any option under the Plan.

SECTION 4.ENROLLMENT.

4.1

Participation. Each Eligible Employee may elect to become a Participant by enrolling or re-enrolling in the Plan effective as of any Enrollment Date. In order to enroll, an Eligible Employee must complete, sign, and submit to the Company an enrollment form in such form, manner and by such deadline as may be specified by the Committee from time to time (in its discretion and on a nondiscriminatory basis). Any Participant whose option expires and who has not withdrawn from the Plan automatically will be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which his or her option expires. Any Participant whose option has not expired and who has not withdrawn from the Plan automatically will be deemed to be un-enrolled from the Participant’s current option and be enrolled as of a subsequent Enrollment Date if the price per Share on such subsequent Enrollment Date is lower than the price per Share on the Enrollment Date relating to the Participant’s current option.

4.2

Payroll Withholding. On his or her enrollment form, each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation. Pursuant to such procedures as the Committee may specify from time to time, a Participant may elect to have withholding equal to a whole percentage from 1% to 10% (or such lesser, or greater, percentage that the Committee may establish from time to time for all options to be granted on any Enrollment Date). A Participant may elect to increase or decrease his or her rate of payroll withholding by submitting a new enrollment form in accordance with such procedures as may be established by the Committee from time to time. A Participant may stop his or her payroll withholding by submitting a new enrollment form in accordance with such procedures as may be established by the Committee from time to time. In order to be effective as of a specific date, an enrollment form must be received by the Company no later than the deadline specified by the Committee, in its discretion and on a nondiscriminatory basis, from time to time. Any Participant who is automatically re-enrolled in the Plan will be deemed to have elected to continue his or her contributions at the percentage last elected by the Participant.

SECTION 5.OPTIONS TO PURCHASE COMMON STOCK.

5.1	Grant of Option. On each Enrollment Date on which the Participant enrolls or re- enrolls in the Plan, he or she shall be granted an option to purchase shares of Common Stock.
5.2

Duration of Option. Each option granted under the Plan shall expire upon the conclusion of the option’s offering period which will end on the earliest to occur of (a) the completion of the purchase of shares on the last Purchase Date occurring within 27 months of the Grant Date of such option, (b) such shorter option period as may be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date, or (c) the date on which the Participant ceases to be such for any reason. Until otherwise determined by the Committee for all options to be granted on an Enrollment Date, the period referred to in clause (b) in the preceding sentence shall mean the period from the applicable Enrollment Date through the last business day prior to the immediately following Enrollment Date.

5.3

Number of Shares Subject to Option. The number of shares available for purchase by each Participant under the option will be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

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5.4	Other Terms and Conditions. Each option shall be subject to the following additional terms and conditions:
(a)	payment for shares purchased under the option shall be made only through payroll withholding under Section 4.2;
(b)	purchase of shares upon exercise of the option will be accomplished only in accordance with Section 6.1;
(c)	the price per share under the option will be determined as provided in Section 6.1; and
(d)	the option in all respects shall be subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis), as the Committee shall determine from time to time in its discretion.

SECTION 6.PURCHASE OF SHARES.

6.1

Exercise of Option. Subject to Section 6.2, on each Purchase Date, the funds then credited to each Participant’s account shall be used to purchase whole shares of Common Stock. Any cash remaining after whole shares of Common Stock have been purchased shall be carried forward in the Participant’s account for the purchase of shares on the next Purchase Date. The price per Share of the Shares purchased under any option granted under the Plan shall be eighty-five percent (85%) of the lower of:

(a)	the closing price per Share on the Nasdaq National Market System on the Grant Date for such option (or, if the Grant Date is a non-trading day on the Nasdaq National Market, then the closing price on the prior Nasdaq trading day); or
(b)	the closing price per Share on the Nasdaq National Market System on the Purchase Date.
6.2

Delivery of Shares. As directed by the Committee in its sole discretion, shares purchased on any Purchase Date shall be delivered directly to the Participant or to a custodian or broker (if any) designated by the Committee to hold shares for the benefit of the Participants. As determined by the Committee from time to time, such shares shall be delivered as physical certificates or by means of a book entry system.

6.3

Exhaustion of Shares. If at any time the shares available under the Plan are over- enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Such reduction method shall be “bottom up,” with the result that all option exercises for one share shall be satisfied first, followed by all exercises for two shares, and so on, until all available shares have been exhausted. Any funds that, due to over-enrollment, cannot be applied to the purchase of whole shares shall be refunded to the Participants (without interest thereon).

6.4	Limitation on Shares.
(a)	Notwithstanding the above, the maximum number of shares a Participant may purchase on any Purchase Date shall be twelve thousand five hundred (12,500) Shares.
(b)	Any provisions of the Plan to the contrary notwithstanding, no Participant shall be granted rights to purchase shares under this Plan which permits the Participant’s rights to purchase shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the fair market value of such shares (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

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First Amended and Restated 2021 Employee Stock Purchase Plan

SECTION 7.WITHDRAWAL.

7.1

Withdrawal. A Participant may withdraw from the Plan by submitting a completed enrollment form to the Company. A withdrawal will be effective only if it is received by the Company by the deadline specified by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time. When a withdrawal becomes effective, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon).

SECTION 8.CESSATION OF PARTICIPATION.

8.1

Termination of Status as Eligible Employee. A Participant shall cease to be a Participant immediately upon the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason). As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon).

8.2

Leave of Absence or Temporarily Out of Continuous Employment. Any Participant who is (y) on a leave of absence approved by the Participant’s employer, or (z) otherwise temporarily not an Eligible Employee even though the Participant is still an employee of the Company or a Subsidiary (the first date of either such event is referred to herein as the “Transition Date”), shall continue to be a Participant for a period the longer of three (3) months after such Transition Date or so long as the Participant’s right to reemployment with his or her employer is guaranteed either by Employer’s written, legally enforceable agreement with the Participant, or by statute or applicable laws. If the Participant does not return from his or her leave of absence or otherwise become an Eligible Employee again by the date that is three (3) months from the Transition Date, his or her employment relationship will be deemed to have terminated, and his or her election to participate in the Plan shall be deemed to have been cancelled on the first (1st) day following such three (3) month period after the Transition Date, unless the Participant’s right to reemployment with his or her employer is guaranteed either by statute or applicable laws, in which case his or her election to participate in the Plan shall be deemed to have been cancelled on the first (1st) day after the date that the Participant’s right to reemployment with his or her employer is no longer guaranteed either by statute or applicable laws.

SECTION 9.DESIGNATION OF BENEFICIARY.

9.1

Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more Beneficiaries to receive any amounts credited to the Participant’s account at the time of his or her death. Notwithstanding any contrary provision of this Section 9, Sections 9.1 and 9.2 shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of Beneficiaries.

9.2

Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

9.3

Failed Designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her estate.

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First Amended and Restated 2021 Employee Stock Purchase Plan

SECTION 10.CHANGE IN CONTROL.

In the event of a Change in Control, all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such Change in Control (such date shall be considered herein a “Purchase Date”) by causing all amounts credited to each Participant’s account to be applied to purchase as many shares pursuant to the Participant’s purchase rights, subject to the limitations of the Plan. The Company shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of a Change in Control and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of such Change in Control.

SECTION 11.ADMINISTRATION.

11.1	Plan Administrator. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.
11.2

Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

11.3

Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a)	To interpret and determine the meaning and validity of the provisions of the Plan and the options and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or the options;
(b)	To determine any and all considerations affecting the eligibility of any employee to become a Participant or to remain a Participant in the Plan;
(c)	To cause an account or accounts to be maintained for each Participant;
(d)	To determine the time or times when, and the number of shares for which, options shall be granted;
(e)	To establish and revise an accounting method or formula for the Plan;
(f)	To designate a custodian or broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated custodian or broker;
(g)	To determine the status and rights of Participants and their Beneficiaries or estates;
(h)	To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;
(i)	To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;
(j)	To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States;
(k)	To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan.
10.4	Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

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First Amended and Restated 2021 Employee Stock Purchase Plan

10.5

Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers, except any stamp duties or transfer taxes applicable to the purchase of shares may be charged to the account of each Participant. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but fees and taxes (including brokerage fees) for the transfer, sale, or resale of shares by a Participant, or the issuance of physical share certificates, shall be borne solely by the Participant.

11.6

Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own account under the Plan.

11.7

Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee and the Board, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 12.AMENDMENT, TERMINATION, AND DURATION.

12.1

Amendment or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Board, in its discretion, may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares shall be returned to the Participants (without interest thereon) as soon as administratively practicable.

SECTION 13.GENERAL PROVISIONS.

13.1

Participation by Subsidiaries. In the event one or more Subsidiaries of the Company are approved/designated to participate in the Plan by the Board, each such Subsidiary shall be deemed to agree to all of the terms of the Plan, including (but not limited to) the provisions granting exclusive authority (a) to the Board to amend the Plan, and (b) to the Committee to administer and interpret the Plan. The Board may terminate participation of a Subsidiary in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

13.2

Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

13.3

Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.4

Requirements of Law. The granting of options and the issuance of shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as the Committee may determine are necessary or appropriate.

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First Amended and Restated 2021 Employee Stock Purchase Plan

13.5

Compliance with Rule 16b-3. Any transactions under this Plan with respect to officers (as defined in Rule 16a-1 promulgated under the 1934 Act) are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Notwithstanding any contrary provision of the Plan, if the Committee specifically determines that compliance with Rule 16b-3 no longer is required, all references in the Plan to Rule 16b-3 shall be null and void.

13.6

No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the granting of options, the purchase of shares, nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

13.7

Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Subsidiaries, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employers who is thereunto duly authorized by the Employers.

13.8

Construction and Applicable Law. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. Any provision of the Plan which is inconsistent with Section 423(b) of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423(b). The provisions of the Plan shall be construed, administered, and enforced in accordance with such Section and with the laws of the State of California (excluding California’s conflict of laws provisions).

13.9

Captions. The captions contained in and the table of contents prefixed to, the Plan are inserted only as a matter of convenience, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

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5. To approve our First Amended and Restated 2021 Employee Stock Purchase Plan. 6. To approve, by a non-binding advisory vote, the compensation of our named executive officers disclosed in the Proxy Statement. Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 1UPX 01 - Chi-Foon Chan, Ph.D. 02 - Kimon W. Michaels, Ph.D. For Against Abstain 03 - Shuo Zhang Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03ZL8D + + A Proposals — The Board recommends a vote FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, 5, and 6. 2. To ratify the appointment of BPM LLP as our independent registered public accounting firm for the year ending December 31, 2024. 1. Election of Directors: For Against Abstain This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below 3. To approve an amendment to our amended and restated certificate of incorporation to include an officer exculpation provision. And, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. q IF VOTING BY MAIL, SIGN, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card 4. To approve our Ninth Amended and Restated 2011 Stock Incentive Plan. 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 612631 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ 000001MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/PDFS or scan the QR code — login details are located in the shaded bar below. Save paper, time, and money! Sign up for electronic delivery at www.investorvote.com/PDFS Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 p.m. EDT, June 17, 2024. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PDFS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PDF SOLUTIONS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 18, 2024 The undersigned stockholder of PDF Solutions, Inc., a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints John K. Kibarian and Adnan Raza, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of PDF Solutions, Inc. to be held on Tuesday, June 18, 2024, at 10:00 a.m. PDT, at PDF Solutions, Inc., 2858 De La Cruz Boulevard, Santa Clara, CA 95050, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on Tuesday, June 18, 2024, at 10:00 a.m. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2024 Proxy Statement and 2023 Annual Report to stockholders are available at http://www.edocumentview.com/PDFS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSALS 2, 3, 4, 5, AND 6 IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY. Proxy — PDF Solutions, Inc. q IF VOTING BY MAIL, SIGN, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items + + Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below.

5. To approve our First Amended and Restated 2021 Employee Stock Purchase Plan. 6. To approve, by a non-binding advisory vote, the compensation of our named executive officers disclosed in the Proxy Statement. Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 1UPX 01 - Chi-Foon Chan, Ph.D. 02 - Kimon W. Michaels, Ph.D. For Against Abstain 03 - Shuo Zhang Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03ZL9D + + A Proposals — The Board recommends a vote FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, 5, and 6. 2. To ratify the appointment of BPM LLP as our independent registered public accounting firm for the year ending December 31, 2024. 1. Election of Directors: For Against Abstain This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below 3. To approve an amendment to our amended and restated certificate of incorporation to include an officer exculpation provision. And, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. q IF VOTING BY MAIL, SIGN, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card 4. To approve our Ninth Amended and Restated 2011 Stock Incentive Plan. MMMMMMMMM 612631 MMMMMMMMMMMM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PDF SOLUTIONS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 18, 2024 The undersigned stockholder of PDF Solutions, Inc., a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints John K. Kibarian and Adnan Raza, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of PDF Solutions, Inc. to be held on Tuesday, June 18, 2024, at 10:00 a.m. PDT, at PDF Solutions, Inc., 2858 De La Cruz Boulevard, Santa Clara, CA 95050, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on Tuesday, June 18, 2024, at 10:00 a.m. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2024 Proxy Statement and 2023 Annual Report to stockholders are available at http://www.edocumentview.com/PDFS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSALS 2, 3, 4, 5, AND 6 IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY. Proxy — PDF Solutions, Inc. q IF VOTING BY MAIL, SIGN, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q